UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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STAAR Surgical Company
(Name of Registrant as Specified In Its Charter)

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2025 | Annual Meeting & Proxy Statement

June 18, 2025

Evolution in Visual Freedom ™

STAARSURGICAL®

2025 Annual Meeting & Proxy Statement June 18, 2025hi

STAAR SURGICAL COMPANY STAAR Surgical Company is disrupting refractive vision correction with our Implantable Collamer® Lenses (ICLs). Our EVO ICL™ lenses are an Evolution in Visual Freedom designed to provide premium refractive outcomes while optimizing patient comfort. STAAR Surgical is Ushering in the Next Generation of Vision Correction with EVO ICLTM Key Focus: Surgeon Education and Training STAAR University EVO Experience Center Ophthalmic conventions Research studies Papers and publications In March 2024, we celebrated a major milestone for STAAR - over 3 million of our Implantable Collamer® Lenses sold worldwide In April 2024, we launched STAAR University, which offers surgeons access to data, publications, and resources to support clinical confidence In September 2024, we opened a new EVO Experience Center at our headquarters in California to serve as a hub for hands-on training and education Strategic Imperatives for 2025 Support our business in China as we work to navigate the macroeconomic challenges and position the Company for growth once the market STAAR SURGICAL COMPANY STAAR Surgical Company is disrupting refractive vision correction with our Implantable Collamer® Lenses (ICLs). Our EVO ICL™ lenses are an Evolution in Visual Freedom designed to provide premium refractive outcomes while optimizing patient comfort. STAAR Surgical is Ushering in the Next Generation of Vision Correction with EVO ICLTM Key Focus: Surgeon Education and Training STAAR University EVO Experience Center Ophthalmic conventions Research studies Papers and publications In March 2024, we celebrated a major milestone for STAAR - over 3 million of our Implantable Collamer® Lenses sold worldwide In April 2024, we launched STAAR University, which offers surgeons access to data, publications, and resources to support clinical confidence In September 2024, we opened a new EVO Experience Center at our headquarters in California to serve as a hub for hands-on training and education Strategic Imperatives for 2025 Support business in China by simplifying our revenue model and optimizing channel inventory as we work to streamline operations and position the Company for growth Accelerate Switzerland ICL production to supplement U.S. manufacturing capacity, mitigate potential tariff impacts, and bring manufacturing closer to customers Drive execution in key markets globally and increase adoption of lower diopter ICLs Expand product offering and regulatory approvals globally Increase awareness in patients and the medical community of the clinical benefits of our ICLs Rationalize cost structure to improve profitability and cash flow generation Continue to invest in product innovation and opportunities to expand the use of our proprietary biocompatible Collamer® material STAAR has outstanding products, a strong network of surgeons, and a clear path to continued market share gains in a market that we expect to grow substantially over time.

April 24, 2025

Dear Fellow Shareholders:

Thank you for your continued support of STAAR Surgical Company. In 2024, STAAR continued to drive awareness of our advanced lens-based vision correction technology and invest in our company to build a foundation for future growth. Our Implantable Collamer® Lenses (ICLs) have a history of proven success, and in March 2024, we celebrated a major milestone for our company - over 3 million ICLs sold worldwide.

Our dedicated employees participated in major ophthalmic conventions around the world in 2024 to educate surgeons about the features and benefits of our ICLs, and we are investing in market development, practice support, healthcare professional training, and patient outreach to drive growth. We believe that patient awareness combined with surgeon education and training are critical to the continued adoption of the ICL procedure. In April 2024, we announced the launch of STAAR University, which offers surgeons access to publications, key clinical outcomes data, and other resources to support clinical confidence. In September 2024, we opened a new EVO Experience Center at our headquarters in Lake Forest, CA, to serve as a hub for comprehensive, hands-on training and education in lens-based vision correction.

Our efforts to raise awareness in patients and to educate and train surgeons contributed to double-digit revenue growth in 2024 in many of our key markets, including Japan, South Korea, and the United States. However, macroeconomic conditions in China had a significant impact on our business in 2024. After a robust start to fiscal 2024, China experienced slowing growth in 2024, and weak consumer consumption contributed to reduced demand for ICL procedures. As a result, we reported net sales of $313.9 million for 2024, a decrease of 3% compared to $322.4 million in 2023.

In 2025, we are taking steps to best position the company for long-term success. We have made changes to the company’s leadership team and realigned our leadership structure to better address market needs. We believe our efforts to align and streamline our organizational structure and management team will drive revenue growth, improve our cost structure, and better position the business to increase shareholder value.

STAAR has outstanding technology, a consistent history of market share gains, a large addressable market supported by the expanding incidence of myopia, a strong balance sheet, and a demonstrated ability to drive profitability and cash flow. In addition, we have a strong network of surgeons and channel partners who recognize the benefits of our innovative offering. The building blocks for STAAR’s success are in place, and during 2025, we will be looking at opportunities for improvement, optimization, and efficiency. Despite recent challenges, we believe STAAR is well positioned to deliver strong returns as the refractive surgery market stabilizes and resumes its historic growth. On behalf of our customers, patients, and all of our colleagues, we thank you for your investment in STAAR Surgical Company.

Sincerely,

Stephen C Farrell Chief Executive Officer	Elizabeth Yeu, M.D. Board Chair

STAAR SURGICAL COMPANY 25510 Commercentre Dr. Lake Forest, CA 92630	NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
		Meeting Date: June 18, 2025	Meeting Time: 8:30 a.m. Pacific Time	Meeting Place: Virtual via the internet

Who may Vote: Shareholders of record at the close of business on April 22, 2025

The Board of Directors is soliciting your proxy for the annual meeting of the shareholders (the “Annual Meeting”) of STAAR Surgical Company (“STAAR” or the “Company”) to be held on June 18, 2025, at 8:30 a.m. (Pacific Time), and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in this Notice and the accompanying Proxy Statement.

The Annual Meeting will be conducted by live audio webcast via the internet at www.virtualshareholdermeeting.com/STAA2025. STAAR shareholders or their legal proxy holders can participate, submit questions, and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/STAA2025 and using a valid control number.

Items of Business

	1

Elect the following six director nominees named in the Proxy Statement for a term of office expiring at the Company’s 2026 annual meeting of shareholders or until their successors are duly elected and qualified: Arthur C. Butcher, Stephen C. Farrell, Wei Jiang, Louis E. Silverman, Elizabeth Yeu, M.D., and Lilian Y. Zhou

Ways to Vote:	2	Ratify the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2026
By Internet By Telephone By Mail	3	Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers
	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting

The Annual Meeting will be held as a live audio webcast via the internet. You will not be able to attend the Annual Meeting in person. The accompanying Proxy Statement includes instructions on how to participate in the Annual Meeting and how you may vote your shares.

Your vote is important to us. Whether or not you expect to attend the Annual Meeting by live audio webcast, please submit a proxy or your voting instructions as soon as possible to instruct how your shares are to be voted at the Annual Meeting.

	The Board of Directors recommends a vote “FOR” each of the director nominees named in Item 1, and “FOR” Items 2 and 3.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY

MATERIALS FOR THE STAAR SURGICAL COMPANY 2025 ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON JUNE 18, 2025

You can find this Notice of the Annual Meeting, the Proxy Statement for the Annual Meeting, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2024 at www.proxyvote.com. To view materials via the internet, please follow the instructions set forth on the Notice of Availability of Proxy Materials mailed on or about April 24, 2025, to all shareholders of record as of the close of business on April 22, 2025.

Shareholders of record as of the close of business on April 22, 2025 are entitled to notice of, and to vote at, the Annual Meeting. Shareholders of record can vote via:

- The Internet at www.proxyvote.com (and following instructions on the proxy card, Notice, or voting instruction form);

- By calling 1-800-690-6903; or

- By mail if you request a paper copy of the materials, which will include a proxy card (please see the instructions on the Notice of Availability of Proxy Materials). Complete, sign, date, and return your proxy card in the envelope enclosed with the physical copy of your proxy materials.

If you are a beneficial owner who holds shares in “street name” through a broker, bank or other nominee, you should refer to the voting instructions provided by the organization that holds your shares.

The Annual Meeting will be held as a live audio webcast via the internet. To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/STAA2025. Online check-in will be available approximately 10 minutes before the meeting starts. If you are a shareholder of record, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you are a beneficial owner who holds shares in “street name” through a broker, bank or other nominee and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares through the http://www.proxyvote.com website, then you may be admitted using the 16-digit control number included on that instruction form or notice. Otherwise, beneficial owners should contact their broker, bank or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend and participate in the Annual Meeting. Once admitted to the Annual Meeting, shareholders will be able to vote at the Annual Meeting by following the instructions on the Annual Meeting website.

By Order of the Board of Directors,

Nathaniel Sisitsky, Esq.
Chief Legal Officer and Corporate Secretary
Lake Forest, California
April 24, 2025

Forward-Looking Statements and Website References

This document contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are those concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. Forward-looking statements contained in this proxy statement, include, without limitation, our expectations regarding the demand for ICLs; our expectations regarding the benefits of leadership realignment; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans, including statements under the caption “Strategic Imperatives for 2025.” We caution you that these statements are not guarantees of future performance, nor promises that goals or targets will be met. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations and assumptions will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including but not limited to the risk factors described in Part I. Item 1A. Risk Factors, in our 2024 Annual Report and those made in our future filings with the Securities and Exchange Commission (the “SEC”), and actual results may differ materially from the results anticipated in such forward-looking statements. Our forward-looking statements speak only as of the date of this proxy statement, and we undertake no duty to update or revise any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

PROXY STATEMENT SUMMARY

STAAR Surgical Company

STAAR Surgical Company (the “Company,” “STAAR,” “we,” “us,” or “our”) designs, develops, manufactures, and sells implantable lenses for the eye and accessory delivery systems used to deliver the lenses into the eye. We are the leading manufacturer of phakic implantable lenses used worldwide in corrective or “refractive” surgery. We have been dedicated solely to ophthalmic surgery for over 40 years. Our goal is to position our refractive lenses throughout the world as primary and premium solutions for patients seeking visual freedom from wearing eyeglasses or contact lenses while achieving excellent visual acuity through refractive vision correction. This summary highlights certain information contained within this Proxy Statement. You should read the entire Proxy Statement carefully and consider all information before voting.

Annual Meeting of Shareholders

The Board of Directors (the “Board”) is soliciting your proxy for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). The Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed, and this Proxy Statement and our 2024 Annual Report are first being made available to our shareholders on or about April 24, 2025. The Annual Meeting will be held as follows:

Meeting Date: June 18, 2025	Meeting Time: 8:30 a.m. Pacific Time	Meeting Place: Virtual via the internet

Proposals		Board Recommendation
1	Elect six director nominees named in this proxy statement	FOR all director nominees
2	Ratify the appointment of the Company’s independent registered public accounting firm for fiscal 2025	FOR
3	Approve on a non-binding advisory basis the compensation of the Company’s named executive officers (“say-on-pay”)	FOR

Director Nominees

		Director Since	Independ.	Other Public Boards	Committee Service
	Age				Audit	Compensation	Nom/Gov
Arthur C. Butcher	54	2024	Y	1	—	Chair	—
Stephen C. Farrell*	60	2016	N	—	—	—	—
Wei Jiang	61	2024	N	1	—	—	—
Louis E. Silverman	66	2025	Y	1	Member	—	Member
Elizabeth Yeu, M.D.**	46	2021	Y	1	Member	Member	Chair
Lilian Y. Zhou	42	2023	Y	—	Chair	Member	Member
* Chief Executive Officer ** Board Chair

In April 2025, we announced several changes to our Board. We expanded the size of the Board, and we appointed to the Board Louis E. Silverman, who previously served as a director from 2014 to 2022. Aimee S. Weisner, who has served as a director since 2022, has chosen not to stand for re-election, and our Board voted to reduce the size of the Board from seven to six directors upon the expiration of her term at the Annual Meeting. In addition, Mr. Jiang, who has served as a director since 2024, agreed to serve in a short-term role as a special strategic advisor to our Asia Pacific business. As we are compensating Mr. Jiang for his services, he is no longer independent under Nasdaq rules.

2025 Proxy Statement	– 1 –

Corporate Governance Highlights

Our Board of Directors is elected annually by our shareholders at the Annual Meeting
Board Refreshment and Tenure	• 4 of the 6 director nominees joined the STAAR Board within the last 2 years • 1 director has a tenure of 4+ years; 1 director has a tenure of 9+ years
Governance Guidelines and Committee Charters	• In 2024, we adopted new Corporate Governance Guidelines and revised and updated our Board Committee charters for consistency, improved clarity, and to better align with governance best practices
Separation of CEO and Board Chair
•
In February 2025, in connection with the appointment of Mr. Farrell as CEO, we separated the roles of CEO and Board Chair; Dr. Yeu, an ophthalmic surgeon who has served as a member of the STAAR Board since 2021, was elected to serve as Board Chair

Executive Compensation Highlights

Our “say-on-pay” vote received 83% support from shareholders at the 2024 Annual Meeting
Compensation Best Practices
•
In 2024, the Compensation Committee conducted a search for a new compensation consultant; following the search, the Committee engaged Semler Brossy to assist with benchmarking and structuring market-based compensation packages to attract and retain our executives
•
We previously adopted stock ownership guidelines and a clawback policy, and in 2024, we updated our insider trading policy, which implements processes and procedures designed to prevent insider trading violations and prohibits hedging and speculative transactions in STAAR securities

Pay for Performance
•
In 2024, we structured our executive compensation program to include long-term incentive awards comprised of stock options (with a reduced allocation as compared to 2023), restricted stock units (RSUs), and performance stock units (PSUs)
•
Given macroeconomic and other factors that impacted our business and industry in 2024, our results fell short of our performance goals; as a result, our annual bonus plan was funded at 0% for executives, and the PSUs granted in 2024 did not vest and were forfeited

Recent Developments

In February 2025, Mr. Farrell was appointed CEO, and in March 2025, we right-sized and realigned our leadership structure to better address market needs
Leadership Realignment
•
In February 2025, Mr. Farrell, who has served as a member of the STAAR Board since 2016, was appointed CEO to succeed Thomas Frinzi
•
In March 2025, Warren Foust was promoted to President and Chief Operating Officer; Magda Michna, PhD was promoted to Chief Development Officer; Nathaniel Sisitsky, Esq. was promoted to Chief Legal Officer; and Keith Holliday, PhD retired as Chief Technology Officer
•
In March 2025, Deborah Andrews, a former CFO of STAAR, was appointed Interim CFO to succeed Patrick Williams, and STAAR announced that it would be initiating a search for a permanent CFO

2025 Proxy Statement	– 2 –

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Proposal No. 1 is for the election of six directors nominated for re-election to the Board. Each of Arthur C. Butcher, Stephen C. Farrell, Wei Jiang, Louis E. Silverman, Elizabeth Yeu, M.D., and Lilian Y. Zhou currently serve as directors, and each has been nominated for re-election as a director at the Annual Meeting.

Our Board currently consists of seven directors, and the term of service for each of our directors will expire at the Annual Meeting. All of our current directors, with the exception of Aimee S. Weisner, who has chosen not to stand for re-election, are standing for re-election at the Annual Meeting. As Ms. Weisner is not standing for re-election, our Board has voted to reduce the size of the Board from seven to six directors upon the expiration of Ms. Weisner’s term.

In April 2025, in connection with the filing of this Proxy Statement, we announced several changes to our Board. We expanded the size of the Board, and we appointed to the Board Louis E. Silverman, who previously served as a director from 2014 to 2022. Aimee S. Weisner, who has served as a director since 2022, has chosen not to stand for re-election, and our Board voted to reduce the size of the Board from seven to six directors upon the expiration of her term at the Annual Meeting. In addition, Mr. Jiang, who has served as a director since 2024, agreed to serve in a short-term role as a special strategic advisor to our Asia Pacific business. As we are compensating Mr. Jiang for his services, he is no longer independent under Nasdaq rules. See “Review of Related Person Transactions” below for additional information.

The Board of Directors nominated for election at the Annual Meeting incumbent directors Arthur C. Butcher, Stephen C. Farrell, Wei Jiang, Elizabeth Yeu, M.D., and Lilian Y. Zhou, and our newly appointed director, Louis E. Silverman. Each of the six director nominees has been nominated by the Board for re-election as a director to serve until STAAR’s 2026 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, removal or retirement.

Each of our director nominees has indicated his or her willingness to serve and, unless otherwise instructed, the Proxy holders will vote the proxies received by them for those six nominees. If a nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any continuation, postponement or adjournment of the meeting, the proxy holders will vote the proxies for another nominee, if the current Board of Directors designates a nominee to fill the vacancy.

The qualifications of the individual directors upon which the Board of Directors based its nominations are described along with the biography of each nominee below.

STAAR’s Board of Directors recommends a vote “FOR” the election of each of the director nominees.

2025 Proxy Statement	– 3 –

INFORMATION REGARDING DIRECTOR NOMINEES

As discussed above, in April 2025, we announced several changes to our Board. We expanded the size of the Board, and we appointed to the Board Louis E. Silverman, who previously served as a director from 2014 to 2022. Aimee S. Weisner, who has served as a director since 2022, has chosen not to stand for re-election, and our Board voted to reduce the size of the Board from seven to six directors upon the expiration of her term at the Annual Meeting. The table below sets forth certain information regarding the six directors nominated for re-election, as of April 24, 2025:

Director Nominees

		Director Since	Independ.	Other Public Boards	Committee Service
	Age				Audit	Compensation	Nom/Gov
Arthur C. Butcher	54	2024	Y	1	—	Chair	—
Stephen C. Farrell*	60	2016	N	—	—	—	—
Wei Jiang	61	2024	N	1	—	—	—
Louis E. Silverman	66	2025	Y	1	Member	—	Member
Elizabeth Yeu, M.D.**	46	2021	Y	1	Member	Member	Chair
Lilian Y. Zhou	42	2023	Y	—	Chair	Member	Member
* Chief Executive Officer ** Board Chair

Director Nominee Skills and Experience

Each of our six director nominees’ skills and experiences are summarized in the following table and described more fully in their individual profiles below. Even though a particular skill may not be indicated in the table, our directors often have some level of experience in many of the areas listed.

2025 Proxy Statement	– 4 –

–– Information Regarding Director Nominees ––

Director Nominee Profiles

Arthur C. Butcher Director since March 2024 Age 54

Qualifications. The Board concluded that Mr. Butcher should serve as a director because he brings to the Board extensive medical device marketing, strategy and product development experience, including significant business experience in Asia. In addition, the Board believes that it can benefit from Mr. Butcher’s experience and perspective from serving as a member of the Board of Acotec Scientific, a public company listed on the Hong Kong Stock Exchange.

Experience.  Mr. Butcher currently serves as Executive Vice President and Group President, MedSurg and Asia Pacific for Boston Scientific (NYSE:BSX), a medical device company, a position he has held since May 2022. Prior to his current role, Mr. Butcher served as Boston Scientific’s Executive Vice President and President, Asia Pacific, from February 2020 to May 2022, and was responsible for commercialization of the company’s full portfolio of products across all divisions in the Asia Pacific region. Mr. Butcher joined Boston Scientific in 1997, and he has held management roles with increasing responsibility and has deep experience across the company’s divisions. He serves as a member of the Board of Acotec Scientific Holdings Ltd., listed publicly on the Hong Kong Stock Exchange.

Education. Mr. Butcher earned a B.A. in International Relations from the University of Pennsylvania and an M.B.A. from Columbia University.

Stephen C. Farrell Director since January 2016 Chief Executive Officer since February 2025 Age 60

Qualifications.  The Board concluded that Mr. Farrell should serve as a director because he brings to the Board significant operating, financial and board experience, as well as a strong knowledge of healthcare, having led PolyMedica and Convey Health Solutions. Mr. Farrell also has significant audit committee experience, having served as Chair of the Audit and Corporate Citizenship Committees for Questcor Pharmaceuticals and Lineage Cell Therapeutics. In addition, the Board believes his expertise in healthcare distribution, accounting and financial stewardship brings a valuable skill set and strategic perspective to our Board.

Experience.  Mr. Farrell was appointed Chief Executive Officer of STAAR in February 2025. He joined STAAR in 2016 as a member of the Board of Directors, and he served as Lead Independent Director from December 2023 to February 2025. From February 2024 to February 2025, Mr. Farrell was a consultant to private companies focused on improving financial performance and operating efficiencies. From February 2011 to February 2024, Mr. Farrell served as the Chief Executive Officer and a member of the Board of Directors of Convey Health Solutions, a technology-enabled healthcare business process outsourcer. Also, from 2012 to 2020, he was a member of the Board of Directors of Lineage Cell Therapeutics, formerly known as BioTime, Inc., a clinical stage biotechnology company focused in the field of regenerative medicine. From 2008 to 2009, Mr. Farrell served as the Executive Vice President and Chief Financial Officer for Stream Global Services, a private equity owned business process outsourcer. From 1999 to 2007, Mr. Farrell served in multiple executive roles, including Chief Financial Officer, Chief Operating

2025 Proxy Statement	– 5 –

–– Information Regarding Director Nominees ––

Officer, and President, at PolyMedica Corporation (NASDAQ: PLMD), a provider of diabetes supplies that was acquired by Medco Health Solutions in 2007. From 2007 to 2014, he served as a member of the Board of Questcor Pharmaceuticals (NASDAQ: QCOR), a biopharmaceutical company that was acquired by Mallinckrodt PLC in 2014. Mr. Farrell spent five years as a Senior Manager at PricewaterhouseCoopers from 1994 to 1999, and was a Certified Public Accountant (CPA).

Education. Mr. Farrell earned a B.A. from Harvard University and an M.B.A. at the University of Virginia, Darden School of Business.

Wei Jiang Director since March 2024 Age 61

Qualifications. The Board concluded that Mr. Jiang should serve as a directior because of his more than 25 years’ experience in the pharmaceutical and medical device industries, with particular focus in China and the Asia Pacific region. In addition, the Board believes that it can benefit from Mr. Jiang’s other public company board experience.

Experience.  Mr. Jiang most recently served as Executive Vice President and President, Bayer Pharmaceuticals Region China & APAC, and President, Bayer Group Greater China Region, until his retirement in 2021. Prior to joining Bayer (OTCMKTS: BAYRY) in 2012, he held various senior positions at AstraZeneca (NASDAQ: AZN), culminating in his role as Senior Vice President, China operations. Prior to that, Mr. Jiang served as Managing Director, China operations at Guidant Corporation (NYSE: GDT) and in various roles at Eli Lilly & Company (NYSE: LLY) including Marketing Director, China Operations. Mr. Jiang has served as a member of the Board of Waters Corporation (NYSE: WAT) since 2021, including as a member of its science and technology committee.

Education. Mr. Jiang earned a B.BA. in business administration from Campbell University in North Carolina and an M.A. in economics from Indiana State University.

Louis E. Silverman Director since April 2025 Previously served as a Director from 2014-2022 Age 66

Qualifications.  The Board concluded that Mr. Silverman should serve as a director because he brings to the Board senior executive experience in leadership and corporate strategy from various healthcare technology and services companies. The Board also believes that it can benefit from his public company executive experience and public company board experience, as well as his financial and operating rigor. In addition, as Mr. Silverman previously served as a director from 2014-2022, he is knowledgeable about the Company, its business, and industry.

Experience.  Mr. Silverman currently serves as the Chairperson and Chief Executive Officer of Hicuity Health, Inc. (formerly known as Advanced ICU Care, Inc.), a privately held health care services company providing remote patient monitoring services to hospitals, positions he has held since February 2014. From June 2012 through February 2014, Mr. Silverman served as a consultant and board advisor for private equity investors and others regarding health care technology and health care technology service

2025 Proxy Statement	– 6 –

–– Information Regarding Director Nominees ––

companies, and health care services portfolio investments. From September 2009 through June 2012, Mr. Silverman was Chief Executive Officer of Marina Medical Billing Services, Inc., a revenue cycle management company serving ER physicians nationally. From September 2008 through August 2009, Mr. Silverman served as President and Chief Executive Officer of Qualcomm-backed health care start-up, LifeComm. From August 2000 through August 2008, Mr. Silverman served as the President and Chief Executive officer of Quality Systems, Inc. (NASDAQ: QSII), a developer of medical and dental practice management and patient records software. From 1993 through 2000, he served in multiple positions, including Chief Operations Officer, of CorVel Corporation (NASDAQ: CRVL), a national managed care services/technology company. From 2014 to 2022, Mr. Silverman served as a member of the STAAR Board of Directors. Mr. Silverman has served as a member of the Board of Oncocyte Corporation (NASDAQ: OCX) since November 2022. Since March 2025, Mr. Silverman has also served as a member of the Board of Veradigm Inc. (OTCMKTS: MDRX).

Education. Mr. Silverman earned a B.A. from Amherst College and an M.B.A. from Harvard Business School.

Elizabeth Yeu, M.D. Director since January 2021 Board Chair since February 2025 Age 46

Qualifications.  The Board concluded that Dr. Yeu should serve as a director because of her experience as a practicing and nationally recognized ophthalmologist and educator, and her deep understanding of the clinical needs of refractive surgeons and patients seeking visual freedom. In addition, the Board believes that it can benefit from Dr. Yeu’s experience and perspective from her prior service on the boards of several companies in the medical device and pharmaceutical fields.

Experience.  Dr. Yeu has been a Partner at Virginia Eye Consultants since 2014. She has served as an Assistant Professor of Ophthalmology at the Eastern Virginia Medical School since 2012. Dr. Yeu was President of the American Society of Cataract and Refractive Surgery (ASCRS) from 2023 to 2024, and serves on the ASCRS Executive Board. Dr. Yeu has authored hundreds of medical journal articles and is a frequent lecturer nationally and internationally in the areas of refractive cataract surgery, anterior segment reconstruction, ocular surface disease management and the surgical management of astigmatism. Dr. Yeu was voted to The Ophthalmologist's Power List as follows: Global Top 100 Power List 2022 and 2020, Top 100 Women in Ophthalmology in 2021, Emerging Leader in 2019, Rising Stars in 2017 and Top 40 Under 40 in 2015. Dr. Yeu received the Women in Medicine’s Top Ophthalmologist Award in 2021, the inaugural Clinical Rising Star award in 2018 by the Ophthalmic Innovations Summit (OIS), was recognized as a Castle Connelly Top Doc 2016-2022 and received their Exceptional Women in Medicine Award in 2017-2018, earned the Best Doctors Award by her peers from 2013-2016, the Millennial Eye Award in 2015, and was recognized as Top 40 Under 40 through Virginia’s Inside Business Journal. Since December 2021, Dr. Yeu has served on the Board of Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), a biopharmaceutical company focused on the development and commercialization of therapeutic candidates to address a prevalent disease with limited treatment options. Since November 2024, she has served as Chief Medical Officer of Tarsus.

Education. Dr. Yeu earned her medical degree through an accelerated and combined undergraduate/ medical school program at the University of Florida College of Medicine. She completed her Ophthalmology residency at Rush University Medical Center in Chicago, where she served as Chief Resident (2006-2007). Dr. Yeu completed a fellowship in cornea, anterior segment and refractive surgery at Baylor College of Medicine’s Cullen Eye Institute from 2007 to 2008, and she served as an Assistant Professor after her fellowship training.

2025 Proxy Statement	– 7 –

–– Information Regarding Director Nominees ––

Lilian Y. Zhou Director since December 2023 Age 42

Qualifications.  The Board concluded that Ms. Zhou should serve as a director based on her extensive experience in capital allocation, corporate finance, and corporate governance spanning more than 20 years. She brings a global investor’s perspective and disciplined capital stewardship, which the Board believes will support its oversight of long-term shareholder value creation. Ms. Zhou also contributes valuable insights into business practices in the Asia-Pacific region. In addition, the Board believes that it can benefit from Ms. Zhou’s experience as a Chartered Financial Analyst.

Experience.  Ms. Zhou is the Founder and former Chief Investment Officer of Yulan Capital Management, a global investment firm focused on publicly listed companies. From its inception in 2013 through June 2023, she led Yulan’s growth into a globally respected investment franchise with offices in New York and Shanghai and an institutional investor base that included Tiger Management, L.L.C., as well as leading endowments, pension funds, and insurance companies. Prior to founding Yulan, Ms. Zhou held investing and research roles at Citadel, Kelusa Capital (a Tiger Management backed investment firm), and Bear Stearns. She began her career in investment banking at Credit Suisse.

Education. Ms. Zhou holds dual B.A., Summa Cum Laude, in Economics and Mathematics- Statistics from Columbia University. She also holds an M.B.A. in Finance and General Management from the Wharton School where she graduated as a Palmer Scholar. She is a Chartered Financial Analyst (CFA) Charter holder and received National Association of Corporate Directors (NACD) Directorship certification.

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CORPORATE GOVERNANCE

We maintain an ongoing and open dialogue with our investors to build relationships and receive feedback on a variety of topics important to them, including governance and operations. The feedback received through our shareholder outreach efforts is communicated to and considered by the Board, and has helped inform our decisions, when appropriate.

Corporate Governance Highlights

Our Board Chair role is separate from our Chief Executive Officer	Our Board conducts annual evaluations to improve processes and effectiveness	Our Board has a resignation policy for uncontested elections of directors	Four of our six director nominees are independent under applicable SEC and Nasdaq rules

Corporate Governance Guidelines

Our Board maintains Corporate Governance Guidelines to memorialize its governance practices, which serve as a framework within which our Board of Directors and our Board Committees operate. In 2024, the Board conducted a review of its Corporate Governance Guidelines and approved updates to improve clarity and to better align with best practices. These guidelines cover a number of areas, including the role and composition of the Board and Board Committees, functioning of the Board and Board Committees, conflicts of interest, policies, and guidelines, and management oversight, among other things. A copy of our Corporate Governance Guidelines is available on our website at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents.”

Director Independence

Our Corporate Governance Guidelines provide that the Board shall be comprised of a majority of directors who qualify as independent directors under the applicable Nasdaq rules as determined by the Board. Our Board has reviewed its composition, the composition of our Board Committees and the independence of each director. Based upon information provided by each director and upon the recommendation of the Nominating and Governance Committee, our Board has determined that each of directors Arthur C. Butcher, Louis E. Silverman, Aimee S. Weisner, Elizabeth Yeu, M.D., and Lilian Y. Zhou are independent under Nasdaq rules, and none has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board also previously determined that K. Peony Yu, M.D. was independent during the time she served as a director. In making these determinations, our Board considered the current and prior relationships that each non-employee director has or had with the Company and all other facts and circumstances our Board deemed relevant in determining their independence. Stephen C. Farrell, who serves as our Chief Executive Officer, is not independent, and Thomas G. Frinzi, our former Board Chair, President and Chief Executive Officer, was not independent during his service on the Board. In April 2025, Mr. Jiang agreed to serve in a short-term role as a special strategic advisor to our Asia Pacific business. As we are compensating Mr. Jiang for his services, he is no longer independent under Nasdaq rules. See “Review of Related Person Transactions.” The Board also determined that each member of the Audit Committee and Compensation Committee meets the heightened independence standards required for such committee members under the applicable Nasdaq rules and SEC rules.

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Board Leadership Structure

The Board annually reviews its leadership structure to evaluate whether the structure remains appropriate for us. We have no policy requiring either that the positions of the Board Chair and Chief Executive Officer be separate or that they be occupied by the same individual. Our Board believes that it is important to retain flexibility to allocate the responsibilities of both offices in a way that is in our best interests and the best interests of our shareholders at the time it elects a new Chief Executive Officer or Board Chair, or at other times when consideration is warranted by circumstances.

In February 2025, in connection with the appointment of Mr. Farrell as Chief Executive Officer, we separated the roles of the Board Chair and Chief Executive Officer. Dr. Yeu, who has served on our Board since 2021, was elected to serve as Board Chair. In accordance with our Corporate Governance Guidelines, the Board Chair is the chief steward of the Company’s corporate governance and leads the activities of the Board. The Board believes the current leadership structure provides appropriate leadership and oversight for the Company and serves the best interests of our shareholders at this time.

Our Corporate Governance Guidelines provide that, in the event the Board Chair is not an independent director, the independent directors will annually appoint from amongst themselves a Lead Independent Director with such responsibilities as the Board shall determine from time to time. From January 2023 until February 2025, Mr. Farrell served as Lead Independent Director. With Dr. Yeu’s election as Board Chair in February 2025, the Board does not currently have a Lead Independent Director.

Evaluation of Board Effectiveness

The Board, under the direction of the Nominating and Governance Committee, conducts an annual self-evaluation and assessment process. The Board believes that an annual evaluation process is an important component of strong corporate governance practices that promote ongoing Board effectiveness. The evaluation is intended to provide each director with an opportunity to evaluate performance for the purpose of improving Board and Board Committee processes and effectiveness. The evaluation process, which is led by our Chief Legal Officer, seeks input and feedback from directors on key areas of Board practice, and allows each director to evaluate how well our Board and Board Committees operate and to make suggestions for improvements. These key areas include Board composition and director participation, meeting procedures, materials and format, allocation and delegation of responsibilities among our Board and its committees and adequacy and availability of resources. The Chief Legal Officer compiles the directors’ input and feedback and leads a discussion with the Board. After receiving feedback from the Board discussion of these results, the Nominating and Governance Committee recommends improvements for the Board to consider implementing.

Director Resignation Policy for Uncontested Election of Directors

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Board of Directors following certification of the election results. If any such director tenders his or her resignation, within 60 days following the certification of the election results, the Board (excluding the director in question) will decide, through a process managed by the Nominating and Governance Committee of the Board, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board of Directors shall accept the resignation. The Board will promptly disclose its decision to accept or reject the tendered resignation and the rationale behind it. For additional details, the Director Resignation Policy is published on our website, at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents.”

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Special Meeting of Shareholders

Our Bylaws provide that a special meeting of shareholders (i) may be called, for any purpose or purposes, by the Board of Directors, the Board Chair, or the President, and (ii) shall be called by the Secretary if appropriately requested by a person (or group of persons) beneficially owning in the aggregate at least 35% of the Company’s outstanding shares of common stock.

Stock Ownership Guidelines

To further align the interests of our non-employee directors and our executive officers with our shareholders, the Board maintains guidelines relating to stock ownership. In 2024, the Board conducted a review of our Stock Ownership Guidelines and approved updates to improve clarity and to better align with best practices. Our Stock Ownership Guidelines provide that non-employee directors are required, within four years of first joining the Board, to own a number of shares of our common stock equal in value to at least three times (3x) their base annual cash retainers, not including amounts received for service on Board Committees or as Board Chair. Our Chief Executive Officer is required to own a number of shares of our common stock equal in value to at least three times (3x) his or her annual base salary, and our other executive officers are required to own a number of shares of our common stock equal in value to at least their annual base salaries, within four years from date of hire or promotion.

For purposes of our Stock Ownership Guidelines, ownership of our common stock includes (i) shares owned outright, (ii) shares owned by immediate family members residing in the same household, (iii) shares held in trust for the benefit of the non-employee director or executive officer or their immediate family members residing in the same household, (iv) shares earned and/or vested pursuant to stock-based awards for which delivery has been deferred, and (v) shares subject to vested and unvested time-based restricted stock and restricted stock units. From time to time the Board will consider and may reset the level of stock ownership that it considers appropriate for our Stock Ownership Guidelines. All of our directors and executive officers are currently in compliance with our Stock Ownership Guidelines. Our Stock Ownership Guidelines are published on our website, at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents.”

Code of Business Conduct and Ethics

STAAR maintains a Code of Business Conduct and Ethics applicable to all employees and directors. The Code of Business Conduct and Ethics is published on our website, at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents.” We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics applicable to executive officers or directors on our website.

We also maintain a Supplier Code of Conduct that includes, among other things, certain standards from The International Labour Organization’s (ILO) Declaration on Fundamental Principles and Rights at Work. Our Supplier Code of Conduct is also published on our website, at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents.”

Insider Trading Policy

We have adopted an Insider Trading Policy that governs the purchase, sale, and other dispositions of our securities by directors, officers and employees, as well as by STAAR itself. The Board reviewed and updated our Insider Trading Policy in 2024. We believe our policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards applicable to us. The Insider Trading Policy is published on our website, at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents,” and a copy is filed with our 2024 Annual Report as Exhibit 19.1.

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Prohibition on Hedging or Pledging

Under our Insider Trading Policy, our directors, officers and employees are prohibited from short-term trading or speculative transactions, including short sales, or engaging in any transactions (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities. In addition, our Insider Trading Policy prohibits holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan without first obtaining pre-clearance from the Office of General Counsel.

Board of Directors’ Role in Risk Oversight

We believe that effective risk management and control processes are critical to our long-term success. Management is responsible for the day-to-day management of strategic, operational, legal, compliance, cybersecurity and financial risks, while our Board, as a whole and through our Board Committees, is responsible for the oversight of our risk management framework and activities. Consistent with this approach, subject matter experts within management, such as the Chief Legal Officer, the Chief Financial Officer, the Vice President of Global Human Resources, and the director of Internal Audit, and on occasion outside consultants, review the framework and/or certain specific risks, as well as trends and emerging risks, with our Board and the applicable Board Committee as part of management presentations that focus on particular business functions, operations, or strategies. Management also provides report-outs regarding its enterprise risk assessments, including its compliance and risk mitigation activities.

Each of the Board's three standing Committees assists the Board in its risk oversight responsibilities, as follows:

•
The Audit Committee monitors the Company’s enterprise risk management activities and oversees risks related to financial reporting, internal controls, revenue recognition, treasury management, information technology, insurable risks, and compliance with legal and regulatory requirements. In addition, the Audit Committee has oversight responsibility for cybersecurity and data privacy risks.
•
The Compensation Committee oversees risks related to our compensation programs and policies, as well as human capital management. In addition, the Compensation Committee has oversight responsibility for executive officer development and retention and succession planning for the Chief Executive Officer and management.
•
The Nominating and Governance Committee oversees risks related to Board and committee organization, membership and structure, succession planning for our directors, and risks relating to our corporate governance practices. In addition, the Nominating and Governance Committee has oversight responsibility related to the Company’s environmental and sustainability policies and practices.

Additional information about the responsibilities of the Board’s three standing Committees can be found below under “Board Committee Structure and Composition.”

Compensation Recoupment (Clawback) Policy

This policy includes standards for seeking the return, recoupment or “claw-back,” of excess incentive-based compensation received by the Company’s executive officers on or after October 2, 2023 and during a three fiscal year lookback (as required by Nasdaq listing standards implementing Exchange Act Rule 10D-1) in certain circumstances following a restatement of STAAR’s financial statements. If, following a restatement, it is determined that incentive-based compensation received by an executive officer exceeds the amount that would have been received if determined or calculated based on the Company’s restated financial results, such excess amount of incentive-based compensation shall be

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subject to recoupment by the Company. For purposes of this policy, incentive-based compensation includes any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure. The Company may effect any recovery pursuant to the policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Compensation Committee determines to be appropriate. Any right of recoupment or recovery pursuant to the policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to the recoupment policy. The Compensation Recoupment (Clawback) Policy is published on our website, at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents.”

Sustainability

We seek to achieve our corporate goals in an ethical and sustainable manner. We published our 2024 Sustainability Report in April 2024, and we are planning to publish our 2025 Sustainability Report in April 2025. We continue to be focused as a Company on improving energy efficiency, using energy and water responsibly, and minimizing waste. In our sustainability report, we discuss our commitment to reducing our environmental footprint and fostering a culture of sustainability. We also discuss our commitment to corporate responsibility and business ethics, as well as product quality and safety. Our 2025 Sustainability Report is informed by the reporting guidelines set forth by the Sustainability Accounting Standards Board (SASB) Medical Equipment and Supplies industry standard and the Task Force on Climate-Related Financial Disclosures (TCFD) framework for third party risk. Our current sustainability report is available in the Investor Resources section of our website, at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents.”

Compensation Policies and Practices Related to Risk Management

STAAR’s Compensation Committee and Board of Directors have analyzed and continue to monitor whether STAAR’s compensation practices with respect to executive officers or any of its employees create incentives for risk-taking that could harm STAAR or its business. The Compensation Committee and the Board of Directors have determined that STAAR’s compensation practices and policies do not create any risk that is reasonably likely to have a material adverse effect on STAAR.

Meetings of the Board of Directors

The Board held 11 meetings during 2024. During 2024, each of our directors attended more than 75% of the total number of meetings of the Board and Board Committees on which they then served (during the period he or she served). In addition to Board meetings, directors are kept informed of our business through personal meetings and other communications, including telephone and electronic contacts with our Chief Executive Officer and others regarding matters of interest and concern to us and our shareholders. Independent directors meet when they deem necessary in executive session without management and at such other times as may be requested by any independent director. It is the policy of STAAR that directors attend the annual meeting of shareholders, if practicable. Each of our director nominees who was serving on our Board at the time of the 2024 Annual Meeting attended the 2024 Annual Meeting.

Board Committee Structure and Composition

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The Board has adopted a written charter for each Board Committee to provide for its organization, procedures, and responsibilities.

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The following chart reflects the composition of the Board’s three standing committees as of the date of this Proxy Statement:

Committee Composition

	Audit	Compensation	Nominating and Governance
Arthur C. Butcher	—	Chair	—
Stephen C. Farrell*	—	—	—
Wei Jiang	—	—	—
Louis E. Silverman	Member	—	Member
Elizabeth Yeu, M.D.**	Member	Member	Chair
Lilian Y. Zhou	Chair	Member	Member
* Chief Executive Officer ** Board Chair

Nominating and Governance Committee

The principal purpose of the Nominating and Governance Committee is to oversee the discharge of the responsibilities of the Board relating to the Company’s director nominations process and procedures, developing and maintaining the Company's corporate governance policies, and any related matters required by the federal securities laws, as set forth in the Committee’s written charter. In 2024, the Board conducted a review of its committee charters and approved updates to improve clarity and to better align with best practices.

In accordance with its written charter, as revised, the Nominating and Governance Committee is responsible for the following:

•
identifying and evaluating individuals qualified to become directors, consistent with criteria approved by the Board (described in our Corporate Governance Guidelines, which is available on our website at http://staar.com, under “Investors-Investor Resources & FAQs-Governance Documents”);
•
recommending the director nominees to be selected by the Board for election at the next annual meeting of shareholders or to fill vacancies;
•
reviewing best practices in corporate governance, and recommending to the Board improvements in corporate governance that may be applicable to STAAR, including sustainability matters;
•
overseeing the Board evaluation and assessment process; and
•
recommending the composition and leadership of the Board Committees.

The Nominating and Governance Committee is currently comprised of Elizabeth Yeu, M.D. (Chair), Louis E. Silverman, and Lilian Y. Zhou. During 2024, Stephen C. Farrell, Wei Jiang, Aimee S. Weisner, and K. Peony Yu, M.D. also served on the Nominating and Governance Committee. Dr. Yu served on the Committee until June 2024, at which time her term as a director expired at the 2024 annual meeting of shareholders. Mr. Farrell stepped down from the Committee in February 2025 in connection with his appointment as Chief Executive Officer. Ms. Weisner stepped down from the Nominating and Governance Committee in April 2025. In addition, Mr. Jiang stepped down from the Committee in April 2025, in connection with our engagement of Mr. Jiang to serve as a special strategic advisor to our Asia Pacific business. As a result of this engagement, the Board concluded that Mr. Jiang was no longer independent under the Nasdaq rules, and he stepped down from the Committee. Each current member of the Nominating and Governance Committee is independent under the Nasdaq rules, and each former member of the Committee qualified as independent during the time they served on the Committee. During 2024, the Nominating and Governance Committee met four times.

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Compensation Committee

The principal purpose of the Compensation Committee is to oversee the discharge of the responsibilities of the Board relating to compensation of the Company’s executive officers and directors, as set forth in the Committee’s written charter. In 2024, the Board conducted a review of its committee charters and approved updates to improve clarity and to better align with best practices. In accordance with its written charter, as revised, the Compensation Committee is responsible for the following:

•
reviewing and approving the Company’s philosophy, strategy, and practices with respect to the compensation of Company executives that support and reinforce the Company’s long-term strategic goals, organizational objectives, and shareholder interests;
•
reviewing and recommending to the Board the corporate goals and objectives relevant to Chief Executive Officer compensation and those relevant to executive compensation (other than the Chief Executive Officer) and reviewing and approving all elements of compensation to members of management serving on the Executive Committee;
•
reviewing and recommending to the Board director compensation;
•
reviewing and approving the selection of the Company’s peer companies for purposes of compensation benchmarking, including assessing compensation levels, equity usage, incentive plan design and compensation practices; and
•
reviewing and approving or recommending to the Board the Company’s incentive compensation and equity-based plans and arrangements, and administering and making grants under such plans.

The Compensation Committee makes recommendations to the Board of Directors on all elements of the total direct compensation of the Chief Executive Officer, including base salary, annual bonus, long-term equity compensation and perquisites. The Compensation Committee approves all elements of the total direct compensation of the other executive officers of STAAR, including base salary, annual bonus, long-term equity compensation and perquisites. The Compensation Committee also administers STAAR’s equity incentive plan. The Compensation Committee may delegate authority to subcommittees or Committee members.

In addition, the Compensation Committee reviews succession planning for executive officers and monitors compliance with our Stock Ownership Guidelines and our Compensation Recoupment (Clawback) Policy. The Committee also reviews our human capital management and social responsibility policies and practices. This oversight includes periodic review of our Company demographics, talent development, employee retention, and employee compensation.

The Compensation Committee is currently comprised of Arthur C. Butcher (Chair), Elizabeth Yeu, M.D., and Lilian Y. Zhou. During 2024, Aimee S. Weisner also served on the Compensation Committee. Ms. Weisner stepped down from the Compensation Committee in April 2025. Each current member of the Compensation Committee is independent, and each former member of the Compensation Committee was independent during the time they served on the committee, under the Nasdaq rules and heightened independence standards under the SEC rules applicable to compensation committee members. In addition, each current member of the Compensation Committee qualifies, and each former member of the Compensation Committee qualified during the time they served on the committee, as a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2024, the Compensation Committee met six times.

Role of Compensation Consultant

The Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation. In 2023, the Compensation Committee engaged Aon Human Capital Solutions (formerly Radford Consulting) to review

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non-employee director and executive officer compensation and provide benchmark data and recommendations. Among other things, Aon assisted with updates to the peer group for the Company’s 2024 compensation program. During 2024, the Compensation Committee conducted a request for proposal process for its independent compensation consultant. Following a diligent search process, the Committee engaged Semler Brossy to assist with benchmarking and structuring market-based compensation packages to attract and retain our executives. The Compensation Committee assessed the independence of Aon and Semler Brossy considering the factors set forth in applicable SEC and Nasdaq rules and has concluded no conflicts of interest were raised by the work performed for the Compensation Committee. In 2024, Semler Brossy’s services included a review of the Company’s compensation program concerning the Chief Executive Officer and other members of management. In addition, Semler Brossy provided benchmark data and recommendations, including updates to the peer group for the Company’s 2025 compensation program. Semler Brossy also assisted with the Company’s analysis of its equity incentive plan, including the structure and types of awards granted thereunder.

Audit Committee

The principal purpose of the Audit Committee is to oversee the discharge of the responsibilities of the Board relating to the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, as well as any related matters required by the U.S. federal securities laws, as set forth in the Committee’s written charter. In 2024, the Board conducted a review of its committee charters and approved updates to improve clarity and to better align with best practices. In accordance with its written charter, as revised, the Audit Committee is responsible for the following:

•
reviewing and discussing with management and the independent auditor the Company’s quarterly and annual financial statements, including significant financial reporting issues and judgments made in connection with the preparation thereof, as well as internal controls related thereto;
•
appointing and overseeing the independent auditor, pre-approving the services thereof, and reviewing the scope, planning, and staffing of the annual audit;
•
reviewing and discussing with the independent auditor and management the internal audit department responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit;
•
advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations, including the overall adequacy and effectiveness of the Company’s legal and compliance programs; and
•
discussing the Company’s approach to risk assessment and risk management and monitoring the Company’s enterprise risk management activities, as well as overseeing the Company’s management of risks related to cybersecurity and data privacy.

The Audit Committee is currently comprised of Lilian Y. Zhou (Chair), Louis E. Silverman, and Elizabeth Yeu, M.D. During 2024, Stephen C. Farrell, Wei Jiang, and Peony Yu, M.D. also served on the Audit Committee. Dr. Yu served on the Committee until June 2024, at which time her term as a director expired at the 2024 annual meeting of shareholders. Mr. Farrell stepped down from the Committee in February 2025 in connection with his appointment as Chief Executive Officer. In addition, Mr. Jiang stepped down from the Committee in April 2025, in connection with our engagement of Mr. Jiang to serve as a special strategic advisor to our Asia Pacific business. Each current member of the Audit Committee is independent, and each former member of the Audit Committee was independent during the time they served on the committee, under the Nasdaq rules and heightened independence standards under the SEC rules applicable to audit committee members. STAAR has determined that Ms. Zhou qualifies as an “audit committee financial expert” under the rules of the SEC. During 2024, the Audit Committee met four times.

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Director Identification and Selection

One of the Nominating and Governance Committee’s key responsibilities is the identification and evaluation of director nominees. The Nominating and Governance Committee believes that Board refreshment is important as our business grows and evolves over time, and that fresh viewpoints and perspectives are regularly considered. Since 2023, the Nominating and Governance Committee has helped identify and recruit five new directors to join our Board.

Board Refreshment and Director Nominee Tenure

• One new director joined our Board in 2023 • Two new directors joined our Board in 2024 • One new director joined our Board in 2025	• Four directors have served less than 2 years • One director has served 4+ years • One director has served 9+ years

In the ordinary course, absent special circumstances, the Nominating and Governance Committee will generally re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue to serve as directors. From time to time, the Nominating and Governance Committee may also consider and evaluate potential new director candidates who meet the criteria for selection as a Board nominee and have specific qualities or skills identified by the Board, and one or more of such candidates may be appointed as directors as appropriate and in accordance with the Company’s organizational documents.

Director candidates are generally selected based on input from members of the Board, senior management and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. In addition to candidates proposed by the Board or identified by the Nominating and Governance Committee, the Committee considers candidates for director suggested by our shareholders. Shareholders may recommend candidates for consideration by the Nominating and Governance Committee by submitting the names and supporting information to: Office of the Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630.

The process for evaluating prospective nominees for director, including candidates recommended by shareholders, includes meetings from time to time to evaluate biographical information and background material relating to prospective nominees, interviews of selected candidates by members of the Nominating and Governance Committee and other members of the Board, and application of our general criteria for director nominees set forth in our Corporate Governance Guidelines. These criteria include, among other things, the prospective nominee’s integrity, business or other experience and expertise, and independence. The Nominating and Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral.

In selecting nominees for the Board of Directors, the Nominating and Governance Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of STAAR. The Nominating and Governance Committee believes that differences in background, professional experiences, education, skills and viewpoints will enhance the performance of the Board of Directors. Accordingly, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, including that which is complementary to the experience, skills and characteristics of other Board members, so that an appropriate balance on the Board can be achieved and maintained. The Nominating and Governance Committee assists the Board in determining the appropriate director selection criteria for potential director candidates, including any specialized experience, such as public-company experience, medical device industry experience, other similar regulated industry experience, and financial and accounting experience. The Board believes that it is also important to consider a potential director candidate’s contribution to overall Board diversity,

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including diversity of occupational and personal backgrounds, perspectives, and experiences, and ultimately selects director candidates based on merit. Further, the Nominating Committee will consider the issue of continuing director tenure and take appropriate steps to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo.

Of the four new directors that joined our Board within the last two years, Ms. Zhou was identified as a potential director nominee by Company shareholders, and each of Messrs. Butcher and Jiang was identified as a potential director nominee by a third-party search firm. Mr. Silverman was known to our Board as a result of his prior service as a director from 2014 to 2022. The Nominating and Governance Committee and the Board discussed and considered each director candidate’s integrity, experience and expertise, and independence. In 2025, the Board determined that it would benefit from expanding the size of the Board and recruiting a director with executive leadership experience, with a focus on financial and operating rigor. In addition, given that Mr. Farrell stepped down from the Audit Committee and Nominating and Governance Committee in February 2025 in connection with his appointment as Chief Executive Officer, the Board sought out director candidates with skills and experience that would contribute to the effectiveness of the Audit Committee and the Nominating and Governance Committee. After considering Mr. Silverman as a director candidate, the Nominating and Governance Committee recommended, and the Board approved, the appointment of Mr. Silverman to join the Board. Information about the qualifications and experience of each of the director nominees can be found above under “Director Nominee Profiles.”

Each of the six director nominees for election to the Board at the Annual Meeting has been recommended by the Nominating and Governance Committee and nominated by the Board of Directors. The Nominating and Governance Committee received no formal shareholder recommendations of candidates for election at the Annual Meeting.

Director Onboarding and Education

When new directors join our Board, we conduct an onboarding process to provide them with an understanding of public company board governance and knowledge of our Company and industry to perform effectively in their role. This includes a review of our corporate governance structure, requirements and expectations of Board members, and applicable laws and regulations related to board service. They also participate in substantive meetings with members of management to provide an overview of the Company, including our products, finances, and strategy, as well as information about our industry. We also make available additional resources to our Board so they can remain up to date on current issues concerning boards, new regulations and developments impacting our business or industry.

Shareholder Communications with Directors

Shareholders may communicate with the Board Chair, the chair of any Board committee, or with the Board as a group, by writing to such persons c/o Office of the Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630.

The Corporate Secretary distributes communications directed to the Board or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items unrelated to Board duties and responsibilities should be excluded, such as the following: junk mail and mass mailings; new product suggestions; and resumes and other forms of job inquiries. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded must be made available to any outside director upon request.

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COMPENSATION OF DIRECTORS

The table below sets forth information regarding our non-employee director compensation program for the fiscal year ended December 27, 2024:

Non-Employee Director Compensation Program
Annual Cash Retainers
Board Member Base Annual Cash Retainer	$50,000
Audit Committee Chair Additional Retainer	$15,000
Compensation Committee Chair Additional Retainer	$15,000
Nominating and Governance Committee Chair Additional Retainer	$15,000
Members of the Audit Committee, Compensation Committee, or Nominating and Governance Committee Additional Retainer	$10,000
Board Chair and/or Lead Independent Director Additional Retainer	$40,000

Annual Equity Awards
Board Member Annual Equity Grant	$180,000

Director Retainers and Equity Awards

The cash retainers shown above are consistent with the cash compensation program approved by shareholders at the 2019 Annual Meeting. The annual equity grant shown above is consistent with the program approved by shareholders at the 2022 Annual Meeting.

The annual non-employee director equity award is granted on the date of the annual meeting of shareholders, with a fair market value of $180,000 on the date of grant. The annual award vests in full on the earlier of the first anniversary of the grant date or the date of the next annual meeting of shareholders to elect directors. Each non-employee director annually chooses the form of equity he or she receives (stock options, restricted stock, or a combination thereof) based on a Black Scholes value of stock options or the fair value of restricted stock on the date of grant. When new non-employee directors join the Board, they are granted a director equity award at the start of their Board service that is pro-rated based on the length of the remaining director term.

In 2024, the annual non-employee director awards were granted on June 20, 2024, to our directors serving on the Board on such date. As the date of the Annual Meeting precedes the first anniversary of the grant date, these awards are scheduled to vest in full on June 18, 2025. Equity awards to non-employee directors are granted pursuant to the Company’s Amended and Restated Omnibus Equity Incentive Plan, as amended (referred to herein as the Plan). Under the Plan, the total grant date fair value of equity awards granted to a non-employee director during any calendar year in respect of the director’s Board service, taken together with any cash director fees paid to the non-employee director during such calendar year (including service as a member or chair of any committees of the Board), may not exceed $500,000.

2025 Proxy Statement	– 19 –

–– Compensation of Directors ––

2024 Director Compensation

The table below summarizes the fiscal 2024 compensation of each director that served as a non-employee director during 2024, including fees earned or paid in cash, Option Awards, Restricted Stock Units and Stock Awards.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Stock Awards ($)(1)		Total ($)

Arthur C. Butcher(2)	46,923		114,443	(3)	114,435	(3)	275,801
Stephen C. Farrell	115,000		90,006	(4)	90,007	(4)	295,013
Wei Jiang(2)	57,349	(5)	90,006	(6)	138,901	(6)	286,256
Aimee S. Weisner(7)	76,525	(8)	—	(9)	180,014	(9)	256,539
Elizabeth Yeu, M.D.	70,000		90,006	(10)	90,007	(10)	250,013
K. Peony Yu, M.D.(11)	33,462		—		—		33,462
Lilian Y. Zhou	66,951		90,006	(12)	90,007	(12)	246,964

(1)
Dollar amounts in the Option Awards and Stock Awards columns reflect the grant date fair value of equity awards granted during fiscal year 2024, calculated in accordance with Financial Accounting Standards Board Codification Topic 718 (“FASB ASC Topic 718”). The fair value of each Option Award was estimated using a Black-Scholes option valuation model, and the fair value of each Stock Award was based on the closing price of our common stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 11 to STAAR’s audited consolidated financial statements for the fiscal year ended December 27, 2024, included in STAAR’s Annual Report on Form 10-K.
(2)
Mr. Butcher and Mr. Jiang were elected to the Board, effective March 12, 2024.
(3)
Represents (i) an award of 649 shares of restricted stock and (ii) an award of an option to purchase 1,163 shares of common stock, each granted on March 12, 2024 and (iii) an award of 2,244 shares of restricted stock and (iv) an award of an option to purchase 4,010 shares of common stock, each granted on June 20, 2024. As of the end of fiscal year 2024, the aggregate number of restricted stock and option awards outstanding for Mr. Butcher were 2,444 and 5,173, respectively.
(4)
Represents (i) an award of 2,244 shares of restricted stock and (ii) an option to purchase 4,010 shares of common stock, each granted on June 20, 2024. As of the end of fiscal year 2024, the aggregate number of restricted stock, restricted stock units and option awards outstanding for Mr. Farrell were 2,444, 921 and 63,335, respectively.
(5)
Mr. Jiang elected to receive a portion of his cash retainer in the form of restricted stock units. In lieu of such a cash retainer, Mr. Jiang received a grant of 1,061 shares of restricted stock units on March 12, 2024 with a grant date fair value of $39,936. Mr. Jiang elected to defer delivery of all shares of restricted stock units awarded in fiscal year 2024.
(6)
Represents (i) an award of 1,299 shares of restricted stock granted on March 12, 2024 and (ii) an award of 2,244 shares of restricted stock and (iii) an award of an option to purchase 4,010 shares of common stock, each granted on June 20, 2024. As of the end of fiscal year 2024, the aggregate number of restricted stock, restricted stock units and option awards outstanding for Mr. Jiang were 2,244, 1,061 (of which 1,061 have been deferred) and 4,010, respectively.
(7)
Ms. Weisner is not standing for re-election at the 2025 Annual Meeting.
(8)
Ms. Weisner elected to receive a portion of her cash retainer in the form of restricted stock units. In lieu of such cash retainer, Ms. Weisner received a grant of 2,449 shares of restricted stock units on December 30, 2023 with a grant date fair value of $76,433. Ms. Weisner elected to defer delivery of all shares of restricted stock units awarded in fiscal year 2024.
(9)
Represents an award of 4,488 shares of restricted stock, granted on June 20, 2024. As of the end of fiscal year 2024, the aggregate number of restricted stock, restricted stock units and option awards outstanding for Ms. Weisner were 4,488, 3,586 (of which 3,586 have been deferred) and 5,765, respectively.
(10)
Represents (i) an award of 2,244 shares of restricted stock and (ii) an option to purchase up to 4,010 shares of common stock, each granted on June 20, 2024. As of the end of fiscal year 2024, the aggregate number of restricted stock and option awards outstanding for Dr. Yeu were 2,244 and 19,101, respectively.
(11)
Dr. Yu did not stand for re-election at the 2024 Annual Meeting, and her term as a director ended as of June 20, 2024.
(12)
Represents (i) an award of 2,244 shares of restricted stock and (ii) an option to purchase up to 4,010 shares of common stock, each granted on June 20, 2024. As of the end of fiscal year 2024, the aggregate number of restricted stock and option awards outstanding for Ms. Zhou were 2,244 and 6,696, respectively.

2025 Proxy Statement	– 20 –

INFORMATION REGARDING EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers as of April 24, 2025:

Executive Officers

Executive	Age	Position
Stephen C. Farrell	60	Chief Executive Officer
Deborah Andrews	67	Interim Chief Financial Officer
Warren Foust	49	President and Chief Operating Officer
Magda Michna, PhD	49	Chief Development Officer
Nathaniel B. Sisitsky, Esq.	51	Chief Legal Officer and Corporate Secretary

Stephen C. Farrell Director Chief Executive Officer Age 60

Mr. Farrell has served as a member of the Board since 2016. From January 2023 to February 2025, Mr. Farrell served as the Board’s Lead Independent Director. The Board appointed Mr. Farrell to serve as Chief Executive Officer of STAAR, effective February 26, 2025. Information regarding Mr. Farrell can be found above under the caption “Information Regarding Director Nominees.”

Deborah Andrews Interim Chief Financial Officer Age 67

Ms. Andrews joined STAAR in March 2025 as Interim Chief Financial Officer. In this role, Ms. Andrews oversees STAAR’s finance, accounting, and internal audit functions, as well as information technology. She most recently served as the Company’s Chief Financial Officer, from September 2017 until her retirement in June 2020, after serving as Vice President, Chief Accounting Officer since 2013. Ms. Andrews also served as the Company’s Vice President, Chief Financial Officer from 2005 to 2013, as its Global Controller from 2001 to 2005, and as its Vice President, International Finance from 1999 to 2001. Since April 2014, Ms. Andrews has served on the Board of Directors of Lineage Cell Therapeutics, a clinical stage biotechnology company focused in the field of regenerative medicine. She currently serves as its Audit Committee Chair and has previously served as its Compensation Committee Chair. Ms. Andrews spent three years from 1991 to 1994 as an accountant for KPMG. Ms. Andrews holds a B.S. degree in accounting from California State University at San Bernardino.

2025 Proxy Statement	– 21 –

–– Information Regarding Executive Officers ––

Warren Foust President and Chief Operating Officer Age 49

Mr. Foust joined STAAR in April 2023 as Chief Operating Officer. In March 2025, Mr. Foust was promoted to the expanded role of President and Chief Operating Officer. In this role, Mr. Foust oversees STAAR’s sales, manufacturing and operations functions, and the Company’s Chief Marketing Officer, Chief Medical Officer, and Chief Development Officer report to Mr. Foust. Prior to joining STAAR, Mr. Foust served as Worldwide President, Johnson & Johnson Vision, Surgical, since December 2019. Prior to Johnson & Johnson Vision, Surgical, he served as Worldwide President of Mentor, a leading breast reconstruction and aesthetics business unit of Johnson & Johnson from 2018 to 2019, and Vice President, U.S. Sales and Marketing from 2015 to 2018. Prior to Mentor, Mr. Foust held various sales leadership roles at DePuy Synthes, also a company of Johnson & Johnson. He started his career at Roche Pharmaceuticals as a sales representative in 1999. Mr. Foust holds a Master’s Degree of Marketing and bachelor’s degree from the University of Alabama.

Magda Michna, PhD Chief Development Officer Age 49

Dr. Michna joined STAAR in April 2023 as Chief Clinical, Regulatory and Medical Affairs Officer. In March 2025, Dr. Michna was promoted to the expanded role of Chief Development Officer. In this role, Dr. Michna oversees STAAR’s clinical, regulatory, quality, and medical affairs functions, as well as research and development. Prior to joining STAAR, Dr. Michna served as Chief Global Clinical, Medical and Regulatory Affairs Officer for AcuFocus, Inc., an ophthalmic medical device company, since April 2018. AcuFocus was acquired by Bausch & Lomb in January 2023. Prior to AcuFocus, Dr. Michna served as Chief Clinical Officer at Presbia. From 2012 to 2017, Dr. Michna led clinical development for many premium intraocular lens and other surgical device technologies supporting the Alcon Surgical franchise. Her industry career began as a Vision Scientist at VISTAKON®, a division of Johnson & Johnson Vision from 2008 to 2012, which she joined following an academic Research Fellowship with the Vision Research Group at McGill University’s Department of Ophthalmology from 2005 to 2008. Dr. Michna holds a Doctor of Philosophy degree in optical physics and a bachelor’s degree from the University of Melbourne, Australia.

2025 Proxy Statement	– 22 –

–– Information Regarding Executive Officers ––

Nathaniel B. Sisitsky, Esq. Chief Legal Officer and Corporate Secretary Age 51

Mr. Sisitsky joined STAAR in December 2023 as Senior Vice President, General Counsel and Corporate Secretary. In March 2025, Mr. Sisitsky was promoted to the expanded role of Chief Legal Officer and Corporate Secretary. In this role, Mr. Sisitsky oversees STAAR’s legal, compliance, and human resources functions, and he serves as Corporate Secretary supporting the Board of Directors. Prior to joining STAAR, Mr. Sisitsky served as Senior Vice President, General Counsel and Corporate Secretary of NuVasive, Inc., a medical device company, from June 2018 until NuVasive’s merger with Globus Medical in September 2023. Previously, he served as NuVasive’s Vice President and Associate General Counsel, Corporate Affairs, from July 2015 to June 2018. Prior to joining NuVasive, Mr. Sisitsky was Vice President and Associate General Counsel at CareFusion Corporation, a global medical technology company, from 2009 to 2015. From 2004 to 2009, Mr. Sisitsky served as Vice President, Legal – Corporate Finance at American Tower Corporation, a global owner and operator of wireless communication sites. Prior to joining American Tower, Mr. Sisitsky was a Junior Partner in the Corporate Department of Wilmer Cutler Pickering Hale and Dorr (WilmerHale), based in Boston, MA. He holds a B.A. in Political Science and Economics from Emory University and a J.D. from New York University School of Law.

2025 Proxy Statement	– 23 –

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Highlights

The following Compensation Discussion and Analysis describes the objectives of our executive compensation program and provides disclosure about the elements of compensation earned by and awarded to each of the executive officers identified in the “Summary Compensation Table,” whom we refer to in this section as our “named executive officers” or “NEOs.” It also discusses our executive compensation philosophy and programs, including the decisions made by the Compensation Committee of our Board of Directors (which we refer to in this Compensation Discussion and Analysis as the “Committee”) under those programs, and the factors considered in making those decisions for the Company’s named executive officers in 2024.

Our Named Executive Officers

For the fiscal year ended December 27, 2024, our named executive officers were as follows:

Named Executive Officer	Position as of December 27, 2024
Thomas G. Frinzi	President and Chief Executive Officer
Patrick F. Williams	Chief Financial Officer
Warren Foust	Chief Operating Officer
Magda Michna, PhD	Chief Clinical, Regulatory and Medical Affairs Officer
Nathaniel B. Sisitsky, Esq.	General Counsel and Corporate Secretary

A complete list of our current executive officers with accompanying biographical information is included in this Proxy Statement under the caption “Information Regarding Executive Officers.”

Executive Summary: Fiscal 2024 Results and Pay Program Outcomes

Fiscal 2024 was a challenging year for STAAR, and our 2024 financial results failed to meet expectations. Macroeconomic conditions in China had a significant impact on our business, and after a robust start to the year, China experienced slowing growth in 2024. As a result, we reported net sales of $313.9 million for 2024, a decrease of 3% compared to $322.4 million in 2023. We expect China’s macroeconomic challenges will continue to pressure our results in 2025, and STAAR is taking steps to best position the Company for long-term success.

In the first quarter of 2025, the Board made changes to the Company’s leadership team, and we realigned our leadership structure to better address market needs. We also engaged with shareholders as we sought to demonstrate our commitment to corporate governance and paying for performance. With our challenging 2024 financial results, we did not achieve the minimum performance thresholds for the 2024 annual bonus plan or the performance stock units (“PSUs”) granted in 2024 to our executives. For 2025, we have implemented revised pay programs that we believe demonstrate our strong commitment to paying for performance.

2025 Proxy Statement	– 24 –

– Compensation Discussion and Analysis –

The table below summarizes key actions and results, and pay program outcomes, for 2024, as well as related talent and pay actions taken in 2025:

Actions and Results	Pay Program Outcomes

•
Established clear financial performance goals for both annual cash bonus and PSU programs
•
Received 83% shareholder support for annual say-on-pay vote (below desired level); engaged with shareholders regarding concerns with current pay programs
•
Fell short of financial goals in China; delivered double-digit revenue growth in markets such as Japan, South Korea, and the United States
•
Missed minimum threshold achievement levels for both revenue and adjusted EBITDA per share* goals under cash bonus and PSU programs

•
Funded annual cash bonus program at zero for all executives, resulting in executives receiving no annual bonus payout
•
All PSUs granted in 2024 achieved zero payout, resulting in forfeiture and termination of the entire award
•
After conducting a search, the Compensation Committee engaged a new independent compensation consultant
•
Adopted updated Corporate Governance Guidelines and Stock Ownership Guidelines, as well as a new Insider Trading Policy

•
Appointed Mr. Farrell, who has served as a member of the STAAR Board since 2016, as CEO to succeed Thomas Frinzi
•
Promoted Warren Foust to President and Chief Operating Officer
•
Elevated Magda Michna, PhD to Chief Development Officer and Nathaniel Sisitsky, Esq. to Chief Legal Officer
•
Appointed Deborah Andrews, a former CFO of STAAR, as Interim CFO to succeed Patrick Williams; STAAR is conducting a search for a permanent CFO

•
Established new incentive programs:
▪
Annual cash bonus program includes goals for revenue, cost controls, gross profit margin, and strategic measures
▪
Equity awards granted to executives in a mix of 50% PSUs and 50% restricted stock units (“RSUs”)
▪
PSUs granted subject to achievement of multi-year revenue growth
•
Used this performance-oriented pay approach to establish a compensation package for our new CEO

* Adjusted EBITDA per share is a non-GAAP financial measure. Information and reconciliations are provided in the Appendix.

2024 Business Highlights

While STAAR faced challenges in fiscal 2024, we continued to drive awareness of our advanced lens-based vision correction technology and invest to build a foundation for future growth.

In March 2024, we celebrated a major milestone for STAAR - over 3 million of our Implantable Collamer® Lenses sold worldwide	In April 2024, we launched STAAR University, which offers surgeons access to data, publications, and resources to support clinical confidence	In September 2024, we opened a new EVO Experience Center at our headquarters in California to serve as a hub for hands-on training and education

2025 Proxy Statement	– 25 –

– Compensation Discussion and Analysis –

STAAR has outstanding products, a strong network of surgeons, and a clear path to market share gains in a market that we expect to grow substantially over time. The building blocks for STAAR’s success are in place, and during 2025, we will be looking at opportunities for improvement, optimization, and efficiency. Despite recent challenges, we believe STAAR is well positioned to deliver strong returns as the refractive surgery market stabilizes and resumes its historic growth.

Say-on-Pay Results, Shareholder Engagement and Actions Taken

The Committee and the Board consider shareholder feedback regarding executive compensation. In 2024, we received 83% support on our “say on pay” vote. While this outcome is well above majority support, it indicated some level of dissatisfaction with our pay programs. The Company regularly interacts with shareholders throughout the year to discuss our financial results and to offer an opportunity for shareholders to provide their input and feedback, including related to corporate governance matters and executive compensation. Key concerns noted through shareholder engagement included the size and form of the sign-on equity award for Mr. Frinzi when he was appointed our new CEO in 2023, prior use of discretion in determining bonus and PSU payout levels, less than a majority of long-term incentives (LTI) being in the form of performance-based awards, and PSUs that duplicate the annual bonus metric and only measure one year of performance.

As noted above, the pay actions in 2024 and 2025 directly reflect feedback received from shareholders, including:

•
Applied no discretion in 2024 incentive outcomes, with executives earning zero payout for both the annual cash bonus program and the 2024 PSU awards
•
Increased the weighting of PSUs in the equity mix for our executives, with 40% of the 2024 annual equity award comprised of PSUs, and 50% of the 2025 award comprised of PSUs
•
Adopted a new PSU program for 2025 that measures revenue growth over a three-year period
•
Applied the same performance standards in the pay program for Mr. Farrell when he was appointed our CEO in 2025, with overall compensation levels lower than our prior CEO

Compensation Program Philosophy and Process

We seek to apply the core principles of our compensation philosophy in all pay actions, including:

Targeting awards that will attract, retain, and motivate outstanding leaders that drive positive business results	Rewarding achievement of a mix of near, medium, and longer-term business objectives designed to build and increase shareholder value	Paying for performance and aligning the interests of management with Company shareholders

Our Board and Compensation Committee have sought to establish a compensation program that incentivizes and rewards our management team for achieving or exceeding corporate financial and non-financial goals and also individual objectives.

The Committee and management periodically review the Radford Global Life Sciences Surveys as well as benchmark compensation data regarding our peer group. This data is used to assess the general competitiveness of our recruiting and compensation programs, and to assist the Committee and the

2025 Proxy Statement	– 26 –

– Compensation Discussion and Analysis –

Board in making compensation decisions. In 2023, the Committee engaged Aon Human Capital Solutions (formerly Radford Consulting) to review non-employee director and executive officer compensation and provide benchmark data and recommendations. Aon proposed updates to the peer group for the Company for 2024 based on the Company’s revenue, market capitalization, and headcount, among other metrics. The peer group was selected from U.S. based medical device companies with market capitalizations between $1 billion and $9 billion and revenue generally between $200 million and $1 billion. Based on Aon’s recommendations, the Committee removed from our peer group Inogen and Cadiovascular Systems, which we replaced with LeMaitre Vascular and Silk Road Medical. As a result, the peer group used as one element for setting 2024 compensation for Company executives was comprised of the following 17 companies:

AtriCure	Merit Medical Systems
Axonics	Nevro
Glaukos	NuVasive
Globus Medical	Penumbra
ICU Medical	QuidelOrtho
Inari Medical	ShockWave Medical
Inspire Medical Systems	Silk Road Medical
iRhythm Technologies	Tandem Diabetes Care
LeMaitre Vascular

We use peer group data as part of our review of the overall appropriateness and competitiveness of our executive compensation program. For the Company’s 2024 compensation program, the overall approach was to target total compensation for Company executives between the 50th -75th percentile of the peer group data, where individual positioning can vary depending on factors such as the experience of the person, performance, and criticality of the role.

During 2024, the Committee conducted a request for proposal process for its independent compensation consultant. Following a search process, the Committee engaged Semler Brossy in August 2024 to assist with benchmarking and structuring market-based compensation packages to attract and retain our executives. The Committee assessed the independence of Aon Human Capital Solutions and Semler Brossy considering the factors set forth in applicable SEC and Nasdaq rules and concluded no conflicts of interest were raised by the work performed for the Committee. In 2024, Semler Brossy’s services included a review of the Company’s compensation program concerning the CEO and other members of management. In addition, Semler Brossy provided benchmark data and recommendations, including for the Company’s peer group for its 2025 compensation program. Semler Brossy also assisted with the Company’s analysis of its equity incentive plan, including the structure and types of awards granted.

Elements of Compensation

The elements of compensation that may be earned by our named executive officers include base salary, annual cash bonus, and equity-based awards. All components of each named executive officer’s compensation are annually reviewed in the context of Company performance and individual performance. The Committee is responsible for reviewing and approving compensation for the Company’s executive leadership, except for the CEO. The Board is responsible for reviewing and approving compensation for the CEO, based on the recommendation of the Committee. The CEO does not participate in the determination of her/his own compensation.

2025 Proxy Statement	– 27 –

– Compensation Discussion and Analysis –

Base Salaries

The Committee, with input from the CEO, reviews, considers and approves base salaries at a level intended to attract and retain the Company’s NEOs. The Committee generally reviews base salaries in the first quarter of each year and approves any changes based upon Company performance, market data, executive performance, scope of responsibility, and past and potential contributions to our business. In March 2024, the Committee approved a merit increase in base salary rate of 4.90% for each of Messrs. Williams and Foust and Dr. Michna, which was consistent with merit increases for Company employees located in the United States. Mr. Sisitsky, who joined the Company in December 2023, did not receive an annual merit increase in 2024. In addition, the Board determined not to change Mr. Frinzi’s base salary for 2024.

The table below reflects the base salary for each NEO in 2024:

Named Executive Officer	2023 Base Salary ($)	2024 Base Salary as of December 27, 2024 ($)	Percentage Increase

Thomas G. Frinzi	820,000	820,000	—
Patrick F. Williams	548,550	575,429	4.90%
Warren Foust	550,000	576,950	4.90%
Magda Michna	475,000	498,275	4.90%
Nathaniel Sisitsky	470,000	470,000	—

Cash Bonuses

A material element of compensation for our NEOs is the opportunity to earn an annual performance-based cash bonus, with payout determined based on achievement of specific corporate financial objectives as well as personal performance. The Committee reviews, considers and approves bonus targets for NEOs based on market data and also considers changes in the scope of responsibility and overall performance of individual NEOs when establishing targets. The Committee generally approves bonus targets for each NEO as a percentage of base salary in the first quarter of each year, and it establishes performance measures and targets for funding of the overall bonus plan. For 2024, the Board approved a target bonus percentage for Mr. Frinzi equal to 105% of his base salary, and the Committee approved target bonus percentages for the other NEOs between 50%-70% of their base salaries.

The table below reflects base salary and target bonus amounts for each NEO in 2024:

Named Executive Officer	Base Salary ($)	Target Bonus Amount ($)	Target Bonus Percentage(1)

Thomas G. Frinzi	820,000	861,000	105%
Patrick F. Williams	575,429	374,029	65%
Warren Foust	576,950	403,865	70%
Magda Michna	498,275	249,138	50%
Nathaniel Sisitsky	470,000	258,500	55%

(1) Reflects value of bonus as a percentage of base salary, assuming bonus is paid at 100% of target. There is no minimum or maximum bonus potential for each executive, and the overall bonus pool is capped at 200% of target.

2025 Proxy Statement	– 28 –

– Compensation Discussion and Analysis –

The Committee is responsible for determining the level of funding for the bonus pool based on the Company’s financial results and performance against the pre-established performance measures for the annual bonus plan. Then, based on such bonus pool funding, the Committee approves the individual bonus payments to the NEOs, taking into account individual performance. For the bonus payout to CEO, the Committee makes a recommendation to the Board, which is then subject to Board approval. Individual performance is generally considered based on each NEOs achievement of his or her individual goals and objectives for year. For 2024, our NEOs established individual goals in support of the Company’s strategic imperatives to increase surgeon confidence in ICL measurement and size selection, enhance our information technology infrastructure, drive adoption of ICLs for patients with moderate myopia, and for new product innovation. The Committee also considers the overall performance and contributions of each NEO when determining individual bonus payouts. As the Committee funded the bonus pool at zero for the NEOs in 2024, individual performance was a not a factor in NEO bonus payouts for 2024.

2024 Annual Bonus Awards. For fiscal 2024, the Committee approved a 2024 bonus plan (the “2024 Bonus Plan”) that was designed to be funded based on STAAR meeting or exceeding specific targets for revenue and Adjusted EBITDA per share*. For fiscal 2023, STAAR delivered revenue of $322.4 million and Adjusted EBITDA per share* of $1.15. For the 2024 Bonus Plan, the Committee approved: (i) revenue metrics that established a minimum threshold of $337 million, a target of $355 million, and a maximum of $373 million; and (ii) Adjusted EBITDA per share* metrics that established a minimum threshold of $0.88, a target of $0.99 , and a maximum of $1.13.

Each of these performance measures was weighted equally, with payout under the 2024 Bonus Plan determined on a standalone basis for each performance measure. The 2024 Bonus Plan was structured such that the bonus pool would fund at 100% if the Company achieved the target for both revenue and Adjusted EBITDA per share*, with a potential payout range for the overall bonus pool of 0%-200% based on Company performance relative to the minimums and maximums set forth above.

In 2024, the Company fell short of the minimum thresholds for revenue and Adjusted EBITDA per share* for the 2024 Bonus Plan. Macroeconomic conditions in China had a significant impact on the Company’s business in 2024. After a robust start to fiscal 2024, China experienced slowing growth in 2024, and weak consumer consumption contributed to reduced demand for ICL procedures. As a result, we reported fiscal 2024 revenue of $313.9 million, a decrease of 3% compared to $322.4 million in 2023. Further, we incurred a net loss of $(20.2) million in 2024 compared to net income of $21.3 million in 2023, and we delivered fiscal 2024 Adjusted EBITDA* of $23.2 million, or $0.47 per share. While our efforts to educate and train surgeons, along with our investments in sales and marketing, contributed to double-digit revenue growth in 2024 in many of our key markets, including Japan, South Korea, and the United States, we did not achieve the minimum threshold financial performance under the 2024 Bonus Plan. Based on our results, the Committee determined to fund the bonus pool at 0% for our executives for 2024 and no bonuses were paid to our NEOs under the 2024 Bonus Plan:

Named Executive Officer	Target Bonus Amount ($)	2024 Earned Bonus Payment ($)	Bonus Payment as a Percent of Target Bonus

Thomas G. Frinzi	861,000	—	0.0%
Patrick F. Williams	374,029	—	0.0%
Warren Foust	403,865	—	0.0%
Magda Michna	249,138	—	0.0%
Nathaniel Sisitsky	258,500	—	0.0%

________________

* Adjusted EBITDA per share is a non-GAAP financial measure. Information and reconciliations are provided in the Appendix.

2025 Proxy Statement	– 29 –

– Compensation Discussion and Analysis –

Other Bonus Awards. From time to time, the Committee approves the grant of one-time bonus awards for our executives as sign-on bonus awards, or in connection with special projects, significant accomplishments, promotions, and for retention. Dr. Michna, who joined the Company in 2023, spearheaded a key Company strategic initiative to seek regulatory clearances in key regions that would expand the approved labeling for the Company’s ICLs so that our ICLs could be marketed and sold to more potential patients. In recognition of her efforts and progress on this initiative, the Committee approved a special bonus for Dr. Michna in 2024 in the amount of $60,000. None of our other named executive officers received bonus awards in 2024.

2025 Bonus Program Structure. With the challenges experienced in fiscal 2024, shareholder feedback on paying for performance, and new leadership, STAAR implemented changes to the annual cash bonus program for 2025. The 2025 bonus plan was designed to be funded based on a mix of financial and strategic performance measures. The 2025 bonus plan is weighted 75% to financial targets for revenue; selling, general and administrative (“SG&A”) cost controls; and gross profit margin. The 2025 bonus plan is weighted 25% to strategic objectives, including goals related to the U.S. market, China market, and research and development efforts.

Long-Term Equity Compensation

The Committee believes that long-term equity incentive awards serve to align the interests of the executive officers with the interests of our shareholders. Long-term equity incentive awards may be granted in the form of stock options, restricted shares, restricted stock units (“RSUs”), performance stock units (“PSUs”), or other types of equity or equity-linked compensation. In determining the size of equity grants to our executives, the Committee considers recommendations of the CEO, peer group data, individual performance, and level of responsibility in the Company. For the CEO’s equity grant, the Committee and Board consider Company and individual performance as well as peer group data. The Committee generally approves an annual grant of long-term equity incentive awards for each NEO in the first quarter of each year, determined as a percentage of the NEO’s base salary. The Committee also considers and approves the structure of our long-term equity compensation program, including the types of awards to be granted, the mix of awards, as well as award terms. For 2024, the Committee approved an equity award program for our executives comprised of stock options, RSUs and PSUs. The Committee used the Black-Scholes value for stock options and the grant date market value of RSUs and PSUs on the date of grant.

Stock Options. The exercise price of a stock option is the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. Under the Company’s Amended and Restated Omnibus Equity Incentive Plan, as amended (“Plan”), STAAR may not grant stock options with an exercise price below the fair market value of its common stock on the date of grant. STAAR does not grant stock options with a so-called “reload” feature. Stock options typically vest over a three-year period, with one-third of the shares subject to the award vesting on the first anniversary of the date of grant and the remaining two-thirds vesting monthly over the next 24 months. Stock options have a ten-year life.

Restricted Stock Units. RSUs represent the right to receive shares of the Company’s common stock in the future. RSUs are time-based awards that vest subject to continued service with the Company. RSUs typically vest ratably over a three-year period, with one-third of the shares subject to the award vesting annually commencing on the first anniversary of the date of grant.

Performance Stock Units. PSUs represent the right to receive shares of the Company’s common stock in the future, which vest subject to the achievement of pre-established performance criteria. PSUs are granted based on a target number of shares and can pay out below or above target based on the level of achievement. PSUs will only vest if the Company meets or exceeds the metrics established for the performance criteria for such awards. If the performance criteria is achieved, PSUs typically vest ratably over a three-year period commencing on the first anniversary of the date of grant, subject to continued service with the Company.

2025 Proxy Statement	– 30 –

– Compensation Discussion and Analysis –

2024 Annual Equity Awards. In 2024, the Committee approved an annual grant of long-term equity incentive awards to our NEOs, consistent with the Company’s compensation philosophy and based on the individual’s performance and benchmark data. In 2024, the Board approved the grant of an annual equity award to Mr. Frinzi with a value of $7,000,000, or 854% of his base salary, and the Committee approved grants of annual equity awards to our other NEOs with a value between 350%-400% of their base salaries. As each of Messrs. Frinzi, Foust, and Sisitsky and Dr. Michna joined the Company in 2023, each received a sign-on equity award and did not receive an annual equity award in 2023. In 2024, each of Messrs. Frinzi, Foust, and Sisitsky and Dr. Michna received an annual equity award. For 2023 and 2024, Mr. Williams received an annual equity award, which was granted at 400% of his base salary.

The table below reflects the grant date value of the 2024 annual equity awards granted to each NEO:

Named Executive Officer	Base Salary ($)	Grant Date Fair Value of Equity Award ($)(1)(2)	Target Equity Award Percentage(2)

Thomas G. Frinzi	820,000	6,999,997	854%
Patrick F. Williams	575,429	2,301,688	400%
Warren Foust	576,950	2,307,800	400%
Magda Michna	498,275	1,743,949	350%
Nathaniel Sisitsky	470,000	1,644,961	350%

(1)
Dollar amounts reflect the aggregate grant date fair value with respect to stock options, RSUs and PSUs granted as part of the 2024 annual equity award. The fair value of each stock option was estimated using a Black-Scholes option valuation model, and the fair value of each RSU and PSU was based on the closing price of our common stock on the date of grant.
(2)
Reflects grant date value of equity awards as a percentage of base salary. With respect to PSUs, reflects grant date value based on shares subject to PSUs at 100% of target.

For 2024, the Committee modified the mix of awards granted to our NEOs as part of the annual equity award program to reduce the percentage of awards granted in the form of stock options. In 2023, our annual equity award program was granted as follows: (i) one third of the value in stock options, (ii) one third of the value in RSUs, and (iii) one third of the value in PSUs. In 2024, the Committee approved an annual equity award program for our NEOs as follows: (i) 20% of the value in stock options, (ii) 40% of the value in RSUs, and (iii) 40% of the value in PSUs.

The table below reflects the 2024 annual equity awards granted to each NEO, including the number of shares subject to each award:

Named Executive Officer	Grant Date	Stock Options(1)	Restricted Stock Units(2)	Performance Stock Units(3)

Thomas G. Frinzi	March 12, 2024	66,627	74,389	74,389
Patrick F. Williams	March 12, 2024	21,908	24,460	24,460
Warren Foust	March 12, 2024	21,966	24,525	24,525
Magda Michna	March 12, 2024	16,599	18,533	18,533
Nathaniel Sisitsky	March 12, 2024	15,657	17,481	17,481

(1)
Stock options have a 10-year term and become exercisable as follows: one-third on the first anniversary of the grant date and the remaining two-thirds over the following 24 months in equal amounts on a monthly basis. In the event options do not evenly divide into 24 months, the remaining balance will become exercisable on the final month of vesting. The exercise price was $37.64 for options granted on March 12, 2024, which was the closing price on the Nasdaq Global Market on the grant date.
(2)
RSUs have a three-year vesting schedule, with one-third of the shares subject to the award vesting annually commencing on the first anniversary of the date of grant, subject to continued service through each vesting date.
(3)
Reflects shares subject to PSUs at 100% of target. As discussed above, the PSUs were granted with a potential payout range of 0%-150%. The 2024 PSUs funded at 0%, and accordingly, they did not vest and were forfeited.

2025 Proxy Statement	– 31 –

– Compensation Discussion and Analysis –

For the 2024 PSU awards, the Committee established revenue as the performance measure, with a potential PSU payout range of 0%-150% based on Company performance relative to target. The Committee approved revenue metrics that established a minimum threshold of $337 million, a target of $355 million, and a maximum of $373 million. Subject to the Company’s performance relative to such revenue metrics, the PSUs vest annually over three years commencing on the first anniversary of the date of grant. Based on the Company achieving $313.9 million in revenue for 2024, the Committee determined to fund the PSUs at 0%, and accordingly the 2024 PSUs did not vest and were forfeited.

Other Equity Awards. From time to time, the Committee approves the grant of one-time equity awards for our executives as sign-on equity awards, or in connection with special projects, significant accomplishments, promotions, and for retention. As discussed above, each of Messrs. Frinzi, Foust, and Sisitsky and Dr. Michna joined the Company in 2023, and each received a sign-on equity award in 2023. In 2024, none of our named executive officers received equity awards other than the 2024 annual equity awards described above.

2025 Equity Program Structure. With the challenges experienced in fiscal 2024, shareholder feedback on paying for performance, and new leadership, STAAR implemented changes to the annual equity award program for 2025. For 2025, we modified the mix of equity awards granted to our NEOs to eliminate stock options, with the 2025 annual equity award granted in a mix of 50% PSUs and 50% RSUs. We also adopted a new PSU program that measures revenue achievement over a three-year period.

Change-in-Control and Other Benefits

Change-in-Control Benefits

Our named executive officers will receive certain cash severance and other benefits from STAAR or a successor company if they experience a qualifying termination following a change in control of STAAR. Payments and benefits of this nature are often termed “double trigger” change-in-control benefits. In addition, the Plan provides that, if STAAR has a change in control, unvested equity-based awards will vest immediately unless the surviving company assumes or replaces the awards.

STAAR provides these benefits to help it compete with larger, better-capitalized companies in attracting employees. STAAR also recognizes the retention value of equity-based awards. Change-in-control benefits are intended to do the following:

•
Reinforce the alignment of employee interest with shareholder interest by providing that, if a major transaction occurs, vesting and exercisability of stock options will accelerate or continue, so the potential equity value of unvested or unexercised options will not be lost; and
•
Encourage employees to remain with STAAR despite uncertainties while a transaction is under consideration or pending by assuring them that, if they are terminated as a result of a change in control, they will receive continued pay and benefits to cover the disruption in employment.

The specific change-in-control benefits to which each named executive officer is entitled are discussed below under “Employment Agreements.”

Severance Arrangements

Each of our named executive officers is entitled to limited continuation of salary and benefits if the officer is terminated under specified circumstances. These arrangements are provided to maintain STAAR’s competitive position in attracting and retaining executive talent and are described further in the section “Employment and Other Agreements” below.

2025 Proxy Statement	– 32 –

– Compensation Discussion and Analysis –

Perquisites

In 2024, the named executive officers were afforded the opportunity to undergo an executive health screening and were eligible to be covered under an executive life insurance policy with premiums and costs paid by STAAR. The cost of these limited executive benefits, which are intended to promote the long-term health and financial stability of our executive officers, are shown in the Summary Compensation Table below.

Employee Benefits

The named executive officers participate in a variety of retirement, health and welfare, and paid time-off benefits that are broadly available to STAAR employees, which are designed to enable STAAR to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that STAAR has a productive and focused workforce through reliable and competitive health and other benefits. Retirement savings plans help employees, especially long-serving employees, save and prepare financially for retirement.

STAAR’s qualified 401(k) plan allows all U.S.-based employees to contribute up to the limits imposed by the Internal Revenue Code—$23,000 per employee for 2024 (with an additional $7,500 annual catch-up contribution permitted for those over 50 years of age)—on a pre- or after-tax basis. During 2024 STAAR provided an 80% percent match up to the first 6% of the employee’s eligible contributions. Officers serving outside the U.S. receive pension benefits based on local regulations and standards. These benefits are generally provided to all of our full-time salaried employees and enhanced retirement benefits are not provided to our named executive officers.

Employment and Other Agreements

Agreements with Thomas G. Frinzi

Thomas G. Frinzi joined STAAR as our President and Chief Executive Officer, effective January 1, 2023. In connection with his appointment as our Chief Executive Officer, Mr. Frinzi and the Board entered into an employment agreement (the “Frinzi Agreement”) which provided for the following: (i) base salary at an annual rate of $820,000, (ii) participation in the Company’s annual cash bonus program with a target bonus of 105% of his base salary, (iii) a new hire initial grant of equity with a grant date value of $9,000,000, (x) half of which consists of stock options and a third of which will vest on the one year anniversary of employment and the remainder of which will vest at the rate of 1/24 per month over the following two years, and (y) half of which consists of RSUs, a third of which will vest on each of the first, second and third anniversaries of employment. The Board evaluated benchmark data provided by Aon in establishing a competitive compensation program for Mr. Frinzi. Mr. Frinzi is also eligible to participate in all other elements of the Company’s executive compensation and benefits plans. Mr. Frinzi will not receive any compensation as a director during his tenure as our Chief Executive Officer.

The Frinzi Agreement also provided that, if STAAR terminates Mr. Frinzi’s employment for reasons other than cause (as defined in the Frinzi Agreement) or Mr. Frinzi resigns for good reason (as defined in the Frinzi Agreement), he will be entitled to 18 months of base salary from the date of termination payable in 18 monthly installments. Mr. Frinzi will also be entitled to reimbursement of 18 months of COBRA premiums for continued group health coverage for himself and his eligible dependents.

In the event of a change in control, if Mr. Frinzi resigns within 18 months after the change in control due to a successor company’s failure to offer or maintain him in the position of Chief Executive Officer of the successor company or if he is terminated for reasons other than cause within 12 months of the change in control, then he will receive the severance benefits described above plus an amount equal to his bonus, if

2025 Proxy Statement	– 33 –

– Compensation Discussion and Analysis –

any, for the year prior to his termination and an amount equal to his target bonus for the year in which the termination occurs. In addition, all of Mr. Frinzi’s outstanding and unvested equity awards will vest in full.

The severance payment and benefits described above are subject to Mr. Frinzi’s execution and delivery of a general release of claims against the Company. The Frinzi Agreement also provided that if any payment or benefit to Mr. Frinzi would result in a parachute payment under Section 280G of the Internal Revenue Code, such payments and benefits will either be reduced to the extent necessary so no portion is subject to an excise tax or will be paid in full (whichever generates the better result for Mr. Frinzi). The agreement also includes customary confidentiality, intellectual property assignment, and employee non-solicitation provisions.

As noted above, in the first quarter of 2025, we made a number of changes to our leadership team, and we took steps to right-size and realign our leadership structure to better address market needs. In February 2025, Stephen Farrell was appointed Chief Executive Officer to succeed Mr. Frinzi, and Mr. Frinzi agreed to step down from his position as Chief Executive Officer at the request of the Board. In February 2025, we entered into a separation agreement and general release with Mr. Frinzi pursuant to which he will receive the severance benefits provided in the Frinzi Agreement. To facilitate a smooth transition in leadership, Mr. Frinzi has agreed to serve as an advisor to Mr. Farrell, the Board and the executive management team through January 26, 2026. The Company entered into a consulting agreement with Mr. Frinzi in February 2025, which provides for compensation at a rate of $45,000 per month during such consulting period.

Offer Letters with Named Executive Officers

Other than the agreements with Mr. Frinzi discussed above, we do not have employment agreements with any of our other named executive officers. We are parties to an offer letter with each of our other named executive officers, which provide for initial base salary and target bonus. The offer letters provide for at-will employment with each of these individuals and do not contain any executory obligations on the part of the Company.

Executive Change-in Control Agreements

STAAR has entered into executive change-in-control agreements with certain executive officers and other key employees, including Messrs. Williams, Foust, Sisitsky and Dr. Michna, that provide cash and other severance benefits if there is a change in control of the Company. Under the Executive Change in Control Agreements, if the executive’s employment is terminated by the Company without cause within 12 months after a change in control of STAAR, or if the executive resigns for good reason within 15 months after a change in control of STAAR, the executive will receive the following, subject to the execution of a release of claims:

•
a payment equal to such named executive officer’s base salary for 12 months at the greater of the rate applicable at the time of termination or the rate applicable immediately prior to the announcement of the change in control, payable in a lump sum;
•
a payment equal to such year’s target cash bonus amount, plus the greater of the amount of any bonus accrued in the year of termination and the amount of the previous year’s bonus, prorated for the length of executive’s service during the year of termination, payable in a lump sum; and
•
one year’s continuation of group health and dental benefits at no greater cost to the executive than the cost in effect prior to the termination date.

In addition, pursuant to the Executive Change in Control Agreements, if any payments or benefits would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will be payable in full or reduced so that no portion is subject to the excise tax, whichever results in the greater net after-tax benefit to the executive.

2025 Proxy Statement	– 34 –

– Compensation Discussion and Analysis –

Executive Severance Agreements

STAAR has entered into executive severance agreements with certain executive officers and other key employees, including Messrs. Williams, Foust, Sisitsky and Dr. Michna, that provide cash and other severance benefits if the executive’s employment is terminated without cause or the executive resigns for good reason (except in connection with a change in control of STAAR). The Executive Severance Agreements provide for different levels of benefits depending on whether the executive is a Vice President, Senior Vice President, or C-level executive. During 2024, each of Messrs. Williams and Foust and Dr. Michna were C-level employees and were eligible to receive 12 months of benefits. During 2024, Mr. Sisitsky was a Senior Vice President and eligible to receive nine months of benefits. The Executive Severance Agreements provide that our named executive officers will be eligible to receive the following, subject to the execution of a release of claims:

•
a payment equal to such named executive officer’s base salary for 12 months (Messrs. Williams, Foust and Dr. Michna) or nine months (Mr. Sisitsky) at the rate applicable at the time of termination, payable in a lump sum;
•
continuation of group health and dental benefits for 12 months (Messrs. Foust and Wiliams and Dr. Michna) or nine months (Mr. Sisitsky) at no greater cost to the executive than the cost in effect prior to the termination date.

In the context of the Executive Change in Control Agreements and Executive Severance Agreements, resignation “for good reason” generally means that an employer has adversely changed the officer’s salary, location or other terms and conditions of employment to such a degree that the executive is entitled to voluntarily resign and to receive severance benefits.

As noted above, in March 2025, Deborah Andrews was appointed to the role of Interim Chief Financial Officer to succeed Mr. Williams, and STAAR announced that it would be initiating a search for a permanent Chief Financial Officer. In March 2025, Mr. Williams agreed to step down at the request of the Board from his position as Chief Financial Officer. We entered into a separation agreement and general release with Mr. Williams pursuant to which he will receive the severance benefits provided in the his Executive Severance Agreement. In addition, Mr. Williams agreed to a three-month consulting agreement to assist with the transition of responsibilities, which provides for compensation at his current base salary rate of $47,917 per month during such consulting period.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Arthur Butcher (Chair)

Aimee S. Weisner*

Elizabeth Yeu, M.D.

April 24, 2025

* Ms. Weisner served on the Compensation Committee during the fiscal year ended December 27, 2024, and she participated in the review and discussion of the matters set forth in the Compensation Committee Report. As discussed above, Ms. Weisner stepped down from the Compensation Committee in April 2025, and she is not standing for re-election to the Board at the Annual Meeting.

2025 Proxy Statement	– 35 –

– Compensation Discussion and Analysis –

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 27, 2024, the following individuals served as members of the Compensation Committee: Arthur Butcher, Aimee S. Weisner, and Elizabeth Yeu, M.D. At the time of their service as a member of the Compensation Committee, each of the foregoing individuals was a non-employee director. No member of the Compensation Committee had a relationship that would constitute an interlocking relationship as defined by SEC rules for the fiscal year ended December 27, 2024.

2025 Proxy Statement	– 36 –

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of the named executive officers for each of the three fiscal years ended December 27, 2024, December 29, 2023 and December 30, 2022, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Thomas G. Frinzi	2024	820,000	—	5,600,004	1,399,993	—	1,219	7,821,216
President and Chief	2023	788,462	—	4,499,989	4,500,006	430,500	1,624	10,220,581
Executive Officer
Patrick F. Williams	2024	569,226	—	1,841,349	460,340	—	27,974	2,898,889
Chief Financial Officer	2023	541,385	—	1,379,960	689,991	178,279	27,254	2,816,869
	2022	513,462	—	1,380,060	690,010	420,469	26,054	3,030,055
Warren Foust	2024	570,731	—	1,846,242	461,558	—	25,138	2,903,669
Chief Operating Officer	2023	359,615	—	1,374,986	1,374,997	128,333	12,361	3,250,292
Magda Michna	2024	492,904	60,000	1,395,164	348,785	—	16,830	2,313,683
Chief Clinical, Regulatory and
Medical Affairs Officer
Nathaniel Sisitsky	2024	470,000	—	1,315,970	328,991	—	16,974	2,131,935
General Counsel and Corporate
Secretary

(1)
Dollar amounts in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value with respect to stock awards and stock options granted during fiscal year 2024 calculated in accordance with FASB ASC Topic 718. The fair value of each Option Award was estimated using a Black-Scholes option valuation model, and the fair value of each Stock Award was based on the closing price of our common stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 11 to STAAR’s audited consolidated financial statements for the fiscal year ended December 27, 2024 included in STAAR’s Annual Report on Form 10-K.
(2)
The dollar amounts in the Stock Awards column include amounts related to PSUs assuming payout at 100% of target. PSU payouts are capped at 150% of target. The maximum value at the grant date of the 2024 PSUs, assuming the highest level of performance is achieved, is as follows (as described above, these awards will not vest and were forfeited as a result of STAAR’s performance in 2024):

Named Executive Officer	Maximum Value of PSUs ($)

Thomas G. Frinzi	4,200,022
Patrick F. Williams	1,381,012
Warren Foust	1,384,700
Magda Michna	1,046,392
Nathaniel Sisitsky	986,996

(3)
Amounts in the Non-Equity Incentive Compensation column for 2024 were paid pursuant to the 2024 Bonus Plan. See the sections entitled “Elements of Compensation - Annual Cash Bonuses” and “2024 Bonus Awards” for a discussion of the 2024 Bonus Plan. As discussed above, none of our named executive officers received a bonus payout under the 2024 Bonus Plan.
(4)
Each element of “All Other Compensation” is quantified as follows:

Named Executive Officer	Insurance Premiums ($)	Company Contributions to 401(k) Plans ($)	Total ($)

Thomas G. Frinzi	1,219	—	1,219
Patrick F. Williams	11,414	16,560	27,974
Warren Foust	8,578	16,560	25,138
Magda Michna	270	16,560	16,830
Nathaniel Sisitsky	414	16,560	16,974

(5)
As discussed above, Dr. Michna, who joined the Company in 2023, spearheaded a key Company strategic initiative to seek regulatory clearances in key regions that would expand the approved labeling for the Company’s ICLs so that our ICLs could be marketed and sold to more potential patients. In recognition of her efforts and progress on this initiative, the Committee approved a special bonus for Dr. Michna in 2024 in the amount of $60,000.

2025 Proxy Statement	– 37 –

– Compensation Tables –

Grants of Plan-Based Awards for Fiscal Year Ended December 27, 2024

The following table provides information on stock and option awards granted in 2024 to each of STAAR’s named executive officers and potential payouts for non-equity incentive plan awards under the 2024 Bonus Plan. Actual cash bonus payments made for 2024 are shown in the Bonus column of the Summary Compensation Table above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Units(3) (#)	Options(4) (#)	Awards ($/Share)	Awards(5) ($)

Thomas G. Frinzi
2024 Annual Bonus		861,000	—	—	—	—	—	—	—
2024 RSUs	3/12/2024	—	—	—	—	74,389	—	—	2,800,002
2024 Stock Options	3/12/2024	—	—	—	—	—	66,627	37.64	1,399,993
2024 PSUs	3/12/2024	—	37,195	74,389	111,584	—	—	—	2,800,002
Patrick F. Williams
2024 Annual Bonus		374,029	—	—	—	—	—	—	—
2024 RSUs	3/12/2024	—	—	—	—	24,460	—	—	920,674
2024 Stock Options	3/12/2024	—	—	—	—	—	21,908	37.64	460,340
2024 PSUs	3/12/2024	—	12,230	24,460	36,690	—	—	—	920,674
Warren Foust
2024 Annual Bonus		403,865	—	—	—	—	—	—	—
2024 RSUs	3/12/2024	—	—	—	—	24,525	—	—	923,121
2024 Stock Options	3/12/2024	—	—	—	—	—	21,966	37.64	461,558
2024 PSUs	3/12/2024	—	12,263	24,525	36,788	—	—	—	923,121
Magda Michna
2024 Annual Bonus		249,138	—	—	—	—	—	—	—
2024 RSUs	3/12/2024	—	—	—	—	18,533	—	—	697,582
2024 Stock Options	3/12/2024	—	—	—	—	—	16,599	37.64	348,785
2024 PSUs	3/12/2024	—	9,267	18,533	27,800	—	—	—	697,582
Nathaniel Sisitsky
2024 Annual Bonus		258,500	—	—	—	—	—	—	—
2024 RSUs	3/12/2024	—	—	—	—	17,481	—	—	657,985
2024 Stock Options	3/12/2024	—	—	—	—	—	15,657	37.64	328,991
2024 PSUs	3/12/2024	—	8,741	17,481	26,222	—	—	—	657,985

(1)
Reflects target cash bonuses under the 2024 Bonus Plan. While the total potential bonus pool was capped at 200% of the aggregate total bonus pool funding, there were no minimum or maximum thresholds established for each executive. We have therefore only reported the target amounts consistent with SEC rules.
(2)
For the 2024 PSU awards, the Compensation Committee established a financial target of $355 million in 2024 revenue. If this target is achieved, the PSUs would fund at 100%. The total potential PSU payout was capped at 150% of the target. If the performance criteria is achieved, the PSUs have a three-year vesting schedule, with one-third vesting on the first three anniversaries of the date of grant, subject to continued service. Based on the Company achieving $313.9 million in revenue for 2024, the Committee determined to fund the PSUs at 0%, and accordingly the 2024 PSUs were forfeited.
(3)
The 2024 RSU awards have a three-year vesting schedule, with one-third vesting on the first three anniversaries of the date of grant, subject to continued service.
(4)
The 2024 stock options have a ten-year term and a three-year vesting schedule, with one-third vesting on the first anniversary of the date of grant and the remaining vesting monthly over 24 months, subject to continued service.
(5)
Reflects the aggregate grant date fair value with respect to stock awards and options granted during fiscal year 2024, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to STAAR’s audited consolidated financial statements for the fiscal year ended December 27, 2024, included in STAAR’s Annual Report on Form 10-K.

2025 Proxy Statement	– 38 –

– Compensation Tables –

Outstanding Equity Awards at Fiscal Year-End December 27, 2024

The following table shows the number of shares covered by exercisable and unexercisable options and unvested shares of restricted stock, RSUs and PSUs held by STAAR’s named executive officers on December 27, 2024. The market value of the stock awards was determined based on the closing price of a share of common stock on December 27, 2024, which was $24.21.

		Option Awards					Stock Awards
	Award Grant	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date(1)		(#)		($)	(#)		($)
Thomas G. Frinzi	6/1/2020	971	—	39.73	5/30/2030	(3)	—		—	—		—
	6/16/2022	2,881	—	62.10	6/15/2032	(3)	—		—	—		—
	1/3/2023	102,629	58,008	51.25	1/2/2033	(4)	—		—	—		—
	1/3/2023	—	—				58,537	(2)	1,417,181	—		—
	3/12/2024	—	66,627	37.64	3/11/2034	(4)	—		—	—		—
	3/12/2024	—	—				74,389	(2)	1,800,958	—		—
	3/12/2024	—	—				—		—	74,389	(6)	1,800,958
Patrick F. Williams	3/12/2021	5,312	—	90.38	3/11/2031	(4)	—		—	—		—
	3/7/2022	17,589	1,599	74.80	3/6/2032	(4)	—		—	—		—
	3/7/2022	—	—				3,075	(2)	74,446	—		—
	3/7/2022	—	—				2,614	(5)	63,285	—		—
	3/10/2023	12,997	9,284	56.63	3/9/2033	(4)	—		—	—		—
	3/10/2023	—	—				8,123	(2)	196,658	—		—
	3/12/2024	—	21,908	37.64	3/11/2034	(4)	—		—	—		—
	3/12/2024	—	—				24,460	(2)	592,177	—		—
	3/12/2024	—	—				—		—	24,460	(6)	592,177
Warren Foust	5/8/2023	19,826	17,741	67.63	5/7/2033	(4)	—		—	—		—
	5/8/2023	—	—				13,554	(2)	328,142	—		—
	3/12/2024	—	21,966	37.64	3/11/2034	(4)	—		—	—		—
	3/12/2024	—	—				24,525	(2)	593,750	—		—
	3/12/2024	—	—				—		—	24,525	(6)	593,750
Magda Michna	5/8/2023	13,698	12,257	67.63	5/7/2033	(4)	—		—	—		—
	5/8/2023	—	—	—			9,365	(2)	226,727	—		—
	3/12/2024	—	16,599	37.64	3/11/2034	(4)	—		—	—		—
	3/12/2024	—	—	—			18,533	(2)	448,684	—		—
	3/12/2024	—	—	—			—		—	18,533	(6)	448,684
Nathaniel Sisitsky	12/11/2023	13,286	26,574	32.14	12/10/2033	(4)	—		—	—		—
	12/11/2023	—	—	—			14,624	(2)	354,047	—		—
	3/12/2024	—	15,657	37.64	3/11/2034	(4)	—		—	—		—
	3/12/2024	—	—	—			17,481	(2)	423,215	—		—
	3/12/2024	—	—	—			—		—	17,481	(6)	423,215

2025 Proxy Statement	– 39 –

– Compensation Tables –

(1)
Stock options expire ten years from date of grant.
(2)
RSU awards have a three-year vesting schedule, with one-third vesting on the first three anniversaries of the date of grant, subject to continued service.
(3)
Stock options granted to Mr. Frinzi as part of our non-employee director compensation program in 2020 and 2022. These stock options vested 100% on the one-year anniversary of the grant date.
(4)
Stock options have a three-year vesting schedule, with one-third vesting on the first anniversary of the date of grant and the remaining vesting monthly over 24 months, subject to continued service.
(5)
For the 2022 PSU awards, the Compensation Committee established a financial target of $300 million in 2022 revenue. If this target is achieved, the PSUs would fund at 100%. The total potential PSU payout was capped at 150% of the target. Once the performance criteria is achieved, the PSUs have a three-year vesting schedule, with one-third vesting on the first three anniversaries of the date of grant, subject to continued service. Based on the Company achieving $284.4 million in revenue for 2022, the Committee determined to fund the PSUs at 85% of the target. The amount represents the unvested portion of the PSU award, at 85% of the target amount.
(6)
For the 2024 PSU awards, the Compensation Committee established a financial target of $355 million in 2024 revenue. If this target is achieved, the PSUs would fund at 100%. The total potential PSU payout was capped at 150% of the target. If the performance criteria is achieved, the PSUs have a three-year vesting schedule, with one-third vesting on the first three anniversaries of the date of grant, subject to continued service. Based on the Company achieving $313.9 million in revenue for 2024, the Committee determined to fund the PSUs at 0% of the target, and accordingly the 2024 PSUs did not vest and were forfeited.

2025 Proxy Statement	– 40 –

– Compensation Tables –

Option Exercises and Stock Vested During Fiscal Year-Ended December 27, 2024

The table below shows the number of shares of STAAR common stock acquired by named executive officers during 2024 on the exercise of options, and the number of shares of stock subject to stock awards that vested in 2024 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Thomas G. Frinzi	—	—	29,268	854,626
Patrick F. Williams	—	—	10,588	376,911
Warren Foust	—	—	6,777	277,993
Magda Michna	—	—	4,682	192,056
Nathaniel Sisitsky	—	—	7,311	184,603

(1)
The dollar amounts shown are determined by multiplying the number of shares subject to RSUs or PSUs that vested during the year by the per-share closing price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination or Change-In-Control Estimates as of December 27, 2024

The table below estimates the potential termination and change-in-control payments and benefits that our named executive officers would have been entitled to receive under their employment agreements if one of the following events had occurred on December 27, 2024:

•
termination of employment by STAAR without cause, or by the named executive officer for good reason, prior to a change in control;
•
termination of employment by STAAR without cause, or by the named executive officer for good reason, following a change in control; and
•
a change in control of STAAR, without termination of the named executive officer.

2025 Proxy Statement	– 41 –

– Compensation Tables –

We are providing this information on a hypothetical basis in accordance with the regulations of the SEC. In fact, no such change in control occurred on December 27, 2024, and none of the named executive officers was terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date, or if any assumption is correct when the actual event occurs. Termination for “good reason” generally means that an employer has adversely changed the terms and conditions of employment to such a degree that the executive, under the specific terms of his or her agreement, is entitled to voluntarily resign and to receive severance benefits.

Name	Benefit(1)	Termination without Cause or for Good Reason without a Change in Control ($)		Termination without Cause or for Good Reason following Change in Control ($)(2)		Change in Control (no termination) ($)(2)

Thomas G. Frinzi	Severance	1,230,000	(3)	2,952,001	(3)	—
	COBRA(4)	—		—		—
	Equity acceleration(5)	—		3,218,138		3,218,138
Patrick F. Williams	Severance	575,429	(3)	1,323,487	(3)	—
	COBRA	34,919		34,919		—
	Equity acceleration(5)	—		937,726		937,726
Warren Foust	Severance	576,950	(3)	1,384,680	(3)	—
	COBRA	34,919		34,919		—
	Equity acceleration(5)	—		921,893		921,893
Magda Michna	Severance	475,000	(3)	950,000	(3)	—
	COBRA	13,937		13,937		—
	Equity acceleration(5)	—		675,411		675,411
Nathaniel Sisitsky	Severance	352,500	(3)	940,000	(3)	—
	COBRA	26,189		34,919		—
	Equity acceleration(5)	—		777,262		777,262
(1)
Mr. Frinzi’s employment agreement provides that severance benefits shall be payable in monthly installments. The Company’s standard severance agreement and change in control agreement provide that severance benefits shall be payable in a lump sum.
(2)
Assumes that following a change in control the acquirer or surviving company has not assumed the named executive officer’s outstanding equity awards. If the acquirer or surviving company assumes the equity awards issued under the Company’s Amended and Restated Omnibus Equity Incentive Plan, as amended, the equity awards will continue to vest in accordance with their original terms.
(3)
In the case of a termination without Cause or for Good Reason without a Change in Control, severance payments reflect amounts for base salary (18 months for Mr. Frinzi, 12 months for Messrs. Williams and Foust and Dr. Michna, and 9 months for Mr. Sisitsky). For such a termination following a Change in Control, severance payments also include amounts for bonus (prior year and current year target bonus amounts paid out at 100% achievement).
(4)
As Mr. Frinzi declined health care benefits in 2024, no amounts are reflected for COBRA premiums.
(5)
Reflects acceleration of unvested stock options, RSUs, and PSUs based on a Company stock price of $24.21 per share (the closing price on December 27, 2024). PSUs with remaining performance conditions are presented assuming they are paid out at 100% of target.

2025 Proxy Statement	– 42 –

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the equity compensation outstanding and the shares available for issuance under STAAR’s equity plans as of the close of business on December 27, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)		Weighted Remaining Contractual Life of Outstanding Options, Warrants and Rights (c)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (d)

Equity Compensation Plans Approved by Stockholders	3,911,268	(1)	45.72	(2)	6.59	(3)	3,438,028
Equity Compensation Plans Not Approved by Stockholders	—		—		—		—

(1)
Represents awards granted under the Company’s Amended and Restated Omnibus Equity Incentive Plan, as amended. Consists of 2,808,579 options, 696,679 RSUs and 406,010 PSUs. PSUs with remaining performance conditions are presented assuming they are paid out at 100% of target. Subsequent to year end, the 2024 PSUs were cancelled as they were not earned. As a result, 760,570 shares that were reserved for issuance related to the 2024 PSUs became available for future issuance.
(2)
Represents the weighted average exercise price of outstanding stock options.
(3)
Represents the weighted average remaining contractual life of outstanding stock options.

2025 Proxy Statement	– 43 –

PAY RATIO DISCLOSURE

Our compensation philosophy is to pay our worldwide employees competitively with similar positions, talent and experience in the applicable labor market. We follow this philosophy regardless of the geographic location where we hire employees and regardless of the role; whether at the executive, mid-management, professional or hourly level. We utilize competitive bench-marking data to regularly validate our target compensation range within each respective market place and within each respective employment role. By doing so we believe we maintain an appropriately compensated, qualified and motivated workforce.

As a result of the rules the SEC adopted under the Dodd-Frank Act we are providing the following disclosure about the ratio of the total annual of compensation of our Chief Executive Officer compared to the total annual compensation of the median compensated employee within our worldwide workforce. Our assessment produced the following:

•
the annual total compensation of the median compensated of all worldwide employees, excluding the Chief Executive Officer was $82,643;
•
the annual total compensation of our Chief Executive Officer was $7,821,216; and
•
based on the above, the ratio of our Chief Executive Officer’s annual compensation to that of our median employee is 95:1.

We identified our median compensated employee by calculating the total compensation of our employees of record as of April 22, 2025 using year end payroll records and including the following compensation elements:

•
base salary;
•
commissions paid;
•
bonuses paid;
•
stock compensation (valued on March 12, 2024— the grant date of annual equity awards awarded to certain employees);
•
insurance costs paid; and
•
allowances paid (e.g., housing, travel, etc.).

Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2025 Proxy Statement	– 44 –

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company provides the following disclosure regarding executive compensation for its principal executive officer (“PEO”) and Non-PEO NEOs and the Company performance for each of fiscal years 2024, 2023, 2022, 2021, and 2020. The Compensation Committee did not consider the pay versus performance disclosure in making its pay decisions for any of the fiscal years shown.

					Value of Initial Fixed Investments based on:(4)
Year (a)	Summary Compensation Table Total for The PEO ($)(1) (b)	Compensation Actually Paid to the PEO ($)(1),(2),(3) (c)	Average Summary Compensation Table for Non-PEO NEOs ($)(1) (d)	Compensation Actually Paid to Non-PEO NEOs ($)(1),(2),(3) (e)	TSR ($) (f)	Peer Group TSR ($) (g)	Net Income ($) (rounded to the nearest thousands) (h)	Revenue ($) (rounded to the nearest thousands)(5) (i)

2024	7,821,216	2,747,432	2,562,044	1,214,377	70.39	125.56	(20,208,000)	313,901,000
2023	10,220,581	6,350,978	2,740,574	1,082,949	90.76	117.90	21,347,000	322,415,000
2022	6,501,953	1,027,645	2,053,028	1,162,152	141.17	117.30	39,665,000	284,391,000
2021	5,468,270	11,586,083	1,903,519	2,345,191	265.56	146.72	27,511,000	230,472,000
2020	2,975,812	12,657,136	1,738,479	2,794,730	230.42	131.76	5,913,000	163,460,000

(1)
Thomas G. Frinzi was the Company’s PEO for fiscal years 2023 - 2024 and Caren Mason was the Company’s PEO for fiscal years 2020 - 2022. The individuals comprising the Non-PEO NEOs for each year presented are listed below:

2020	2021	2022	2023	2024

Patrick F. Williams	Patrick F. Williams	Patrick F. Williams	Patrick F. Williams	Patrick F. Williams
Scott Barnes	Scott Barnes	Scott Barnes	Scott Barnes	Warren Foust
Keith Holliday	Keith Holliday	Keith Holliday	Keith Holliday	Magda Michna
Hans Blickensdoerfer	Hans Blickensdoerfer	James Francese	Warren Foust	Nathaniel Sisitsky
Deborah Andrews

(2)
The amounts shown for Compensation Actually Paid (“CAP”) have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote (3) below.
(3)
CAP reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair value did not material differ from those disclosed at the time of grant. Amounts in the Exclusion of Stock Awards and Option Awards column are based on the amounts reported in the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Changes in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in prior years Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for the PEO ($)	Exclusion of Stock Awards and Option Awards for the PEO ($)	Inclusion of Equity Values for the PEO ($)	Compensation Actually Paid to the PEO ($)

2024	7,821,216	(6,999,997)	1,926,213	2,747,432

2025 Proxy Statement	– 45 –

– Pay Versus Performance –

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2024	2,562,044	-	(1,999,600)	-	651,933	1,214,377

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for the PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for the PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for the PEO ($)	Total - Inclusion of Equity Values for the PEO ($)

2024	2,612,098	(655,234)	(30,651)	1,926,213

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2024	746,304	(162,001)	67,630	651,933

(4)
The Peer Group Total Shareholder Return (”TSR”) set forth in this table utilizes the S&P 400 Health Care Index, which the Company also utilizes in the stock performance graph required by Item 201(3) of Regulation S-K included in the Company’s Annual Report for the year ended December 27, 2024. The comparison assumes $100 was invested for the period starting January 3, 2020 through the end of the listed year in the Company and in the S&P 400 Health Care Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)
The Company determined Revenue to be the most important financial performance measure used to link Company performance to CAP to its PEO and Non-PEOs in 2024. This performance measure may not have been the most important financial performance measure for fiscal years 2023, 2022, 2021 and 2020 and the Company may determine a different financial performance measure to be the most important financial performance measure in future years.

2025 Proxy Statement	– 46 –

– Pay Versus Performance –

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid, Company Total Shareholder Return and Peer Group Total Shareholder Return

The following chart sets forth the relationship between Compensation Actually Paid to the Company’s PEO, the average of Compensation Actually Paid to the Company’s Non-PEO NEOs, and the cumulative TSR of the Company and S&P 400 Health Care Index over the three most recently completed fiscal years:

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to the Company’s PEO, the average of Compensation Actually Paid to the Company’s Non-PEO NEOs, and the Company’s net income over the three most recently completed fiscal years:

2025 Proxy Statement	– 47 –

– Pay Versus Performance –

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Revenue

The following chart sets forth the relationship between Compensation Actually Paid to the Company’s PEO, the average of Compensation Actually Paid to the Company’s Non-PEO NEOs, and the Company’s revenue over the three most recently completed fiscal years:

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually paid to the Company’s PEO and Non-PEO NEOs for 2024 to Company performance. The measures in this table are not ranked.

Revenue
Adjusted EBITDA
Net Income

2025 Proxy Statement	– 48 –

REVIEW OF RELATED PERSON TRANSACTIONS

The Board of Directors adopted a written Related Person Transaction Policy, which requires the Audit Committee’s approval for all covered transactions. The Policy applies to any transaction or series of transactions in which STAAR or a subsidiary is a participant, the amount involved exceeds $120,000 and a “Related Person” as defined in the Policy, including executive officers, directors and their immediate family members, and holders of in excess of 5% of our common stock, has a direct or indirect material interest. Under the Policy, all Related Person Transactions must first be submitted to the Chief Legal Officer of STAAR, who will determine whether the proposed transaction falls under the Policy and, if so, submit it to the Audit Committee for review, approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, and full disclosure of the Related Person’s interest in the transaction, the Audit Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of STAAR.

Consulting Agreement with Wei Jiang

In April 2025, we entered into a consulting agreement with one of our directors, Wei Jiang. Pursuant to the consulting agreement, Mr. Jiang agreed to serve as a special strategic advisor to our Asia Pacific business through the end of fiscal 2025, in the temporary role of Chief of APAC Strategy. Under the terms of the agreement, we agreed to compensate Mr. Jiang in the form of RSUs to be granted on May 12, 2025, with a grant date value of $1,275,000. The RSUs will vest as to one-third of the shares subject thereto on each of August 12, 2025, November 12, 2025, and January 12, 2026. In accordance with the Company’s Related Person Transactions Policy, the Audit Committee of the Board reviewed and approved the Company’s engagement of Mr. Jiang, which was also approved by the Board. In addition, we will also continue to provide Mr. Jiang with the standard director compensation for a non-employee director. As discussed above, macroeconomic conditions in China had a significant impact on our business in 2024, where weak consumer consumption contributed to reduced demand for ICL procedures. We expect challenges in our China business will continue to pressure our results in 2025, and we are taking steps to best position the company for long-term success. Mr. Jiang has decades of significant and substantive China business and operational experience, and most recently served as Executive Vice President and President, Bayer Pharmaceuticals Region China & APAC and President, Bayer Group Greater China Region, until his retirement in 2021. During his tenure on our Board, Mr. Jiang has worked closely with our Asia Pacific team to understand the challenges and opportunities in this key region for STAAR. Our Board believes that Mr. Jiang’s knowledge of our Company, business, strategy, and people, combined with his history of success in leadership roles at large multinational pharmaceutical companies in China, make him well suited for this role. As the role is expected to last through the end of fiscal 2025, the Board believed that it was acceptable and appropriate for Mr. Jiang to remain on the Board during his service as an advisor.

Other than the agreement with Mr. Jiang described above, there were no other related person transactions with any Related Persons since December 29, 2023, nor any currently anticipated transaction, requiring disclosure under the SEC’s rules or our Related Person Transaction Policy.

2025 Proxy Statement	– 49 –

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows, as of April 22, 2025, information concerning the shares of common stock beneficially owned by each person known by STAAR to be the beneficial owner of more than 5% of our common stock (other than directors and executive officers). This information is based on publicly available information filed with the SEC as of the Record Date.

Name and Address	Shares Beneficially Owned	Percent of Class(1)

Broadwood Partners, L.P.(2) C/O Broadwood Capital Inc. 142 West 57th Street, 11th Floor New York, NY 10019	13,545,391	27.3%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	8,222,301	16.6%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	5,468,710	11.0%
Soleus Capital Master Fund, L.P.(5) 104 Field Point Road, 2nd Floor Greenwich, CT 06830	2,562,893	5.2%

(1)
Percent of Class calculated based on 49,526,129 shares of common stock outstanding on the Record Date, April 22, 2025. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the Record Date.
(2)
In its Form 4 filed April 20, 2025, with respect to its ownership of STAAR securities as of April 8, 2025, Broadwood Partners, L.P. and Broadwood Capital, Inc. state they may be deemed to beneficially own 13,519,491 shares and have sole voting power as to no shares, shared voting power as to 13,519,491 shares, sole dispositive power as to no shares, and shared dispositive power as to 13,519,491 shares. Neal C. Bradsher states he may be deemed to beneficially own 13,545,391 shares and has sole voting power as to 25,900 shares, shared voting power as to 13,545,391 shares, sole dispositive power as to 25,900 shares, and shared dispositive power as to 13,545,391 shares.
(3)
In its Schedule 13G/A filed February 5, 2025, with respect to its ownership of STAAR securities as of December 31, 2024, BlackRock, Inc. states that it has sole voting power as to 8,039,145 shares, shared voting power as to no shares, sole dispositive power as to 8,222,301 shares, and shared dispositive power as to no shares.
(4)
In its Schedule 13G/A filed February 13, 2024, with respect to its ownership of STAAR securities as of December 29, 2023, The Vanguard Group states it has sole voting power as to no shares, shared voting power as to 91,594 shares, sole dispositive power as to 5,331,390 shares, and shared dispositive power as to 137,320 shares.
(5)
In its Schedule 13G filed March 28, 2025, with respect to its ownership of STAAR securities as of March 26, 2025, Soleus Capital Master Fund, L.P., Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, L.P., Soleus GP, LLC and Guy Levy state it has sole voting power as to no shares, shared voting power as to 2,562,893 shares, sole dispositive power as to no shares, and shared dispositive power as to 2,562,893 shares.

2025 Proxy Statement	– 50 –

– Security Ownership of Principal Shareholders and Management –

The following table shows, as of April 22, 2025, information with respect to the shares of common stock beneficially owned by (1) each director and director nominee, (2) each person who is named in the Summary Compensation Table above, and (3) all current executive officers and directors as a group.

	Shares Beneficially Owned
Name(1)	Shares of Common Stock Owned(2)(4) (#)	Shares Subject to Options Exercisable on or Before June 21, 2025(3) (#)	RSUs Vesting on or Before June 21, 2025(3) (#)	Total (#)	Percent of Class(5)

Arthur C. Butcher**	1,964	5,173	2,244	9,381	*
Stephen C. Farrell**	32,912	43,335	2,244	78,491	*
Wei Jiang**	2,360	4,010	2,244	8,614	*
Louis E. Silverman**	475	—	—	475	*
Aimee S. Weisner**	10,753	5,765	4,488	21,006	*
Elizabeth Yeu**	2,855	19,101	2,244	24,200	*
Lilian Y. Zhou**	2,327	6,696	2,244	11,267	*
Thomas G. Frinzi	55,803	—	—	55,803	*
Patrick F. Williams	52,180	50,337	—	102,517	*
Warren Foust	12,534	35,240	6,777	54,551	*
Magda Michna	6,754	24,940	4,682	36,376	*
Nathaniel Sisitsky	10,804	26,452	—	37,256	*
All current directors and executive officers as a group (11 individuals)	92,324	170,712	27,167	290,203	*

* Less than 1%.

** Director or Nominee.

(1)
The business address of each person named is c/o STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630.
(2)
Pursuant to Rule 13d-3(a), includes all shares of common stock over which the listed person has, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, voting power, which includes the power to vote, or to direct the voting of, the shares, or investment power, which includes the power to dispose, or to direct the disposition of, the shares. STAAR believes that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by him or her, subject to community property laws, where applicable, except where otherwise noted. Restricted shares are listed even when unvested and subject to forfeiture because the holder has the power to vote the shares.
(3)
In accordance with Rule 13d-3(d)(1) under the Exchange Act, each listed person is deemed the beneficial owner of shares that the person has a right to acquire by exercise of a vested option or other right on or before June 21, 2025 (60 days after April 22, 2025).
(4)
Includes vested restricted stock awards or units for which share delivery has been deferred, as follows: Mr. Jiang - 1,061 shares and Ms. Weisner - 3,586 shares.
(5)
Based on 49,526,129 shares of common stock outstanding on the stock records as of April 22, 2025. The percentages are calculated in accordance with Rule 13d-3(d)(1), which provides that shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable on or before June 21, 2025 (60 days after April 22, 2025) are deemed outstanding for the purpose of calculating the number and percentage that each person owns, but not deemed outstanding for the purpose of calculating the percentage which any other listed person owns.

2025 Proxy Statement	– 51 –

AUDIT COMMITTEE REPORT

In any of our filings under the Securities Act or Exchange Act that incorporate this Proxy Statement by reference, the Report of the Audit Committee of the Board of Directors will be considered excluded from the incorporation by reference, and it will not be deemed a part of any such other filing unless we expressly state that the Report is so incorporated.

In accordance with a written charter adopted by the Board of Directors, the Audit Committee oversees STAAR’s financial reporting process. Management is responsible for STAAR’s financial statements and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for (i) performing an independent audit of STAAR’s financial statements, (ii) expressing an opinion on whether STAAR’s financial statements fairly present, in all material respects, STAAR’s financial position and results of operations and conform with generally accepted accounting principles, and (iii) an opinion on whether management’s assessment that STAAR maintained effective internal control over financial reporting as of December 27, 2024, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements that have been included in our Annual Report on Form 10-K for the year ended December 27, 2024.

The Audit Committee has reviewed and discussed with STAAR’s independent registered public accounting firm, BDO USA, P.C., the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and Securities and Exchange Commission. The Audit Committee has received and reviewed the written disclosures and the letter from BDO USA, P.C. required by the PCAOB regarding BDO USA, P.C.’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with BDO USA, P.C. its independence from STAAR and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 27, 2024, for filing with the SEC.

The Audit Committee

Lilian Y. Zhou (Chair)

Stephen C. Farrell*

Wei Jiang*

Elizabeth Yeu, M.D.

April 24, 2025

* Messrs. Farrell and Jiang served on the Audit Committee during the fiscal year ended December 27, 2024, and they participated in the review and discussion of the matters set forth in the Audit Committee Report. As discussed above, Mr. Farrell stepped down from the Audit Committee in February 2025 in connection with his appointment as Chief Executive Officer. Mr. Jiang stepped down from the Audit Committee in April 2025, in connection with our engagement of Mr. Jiang to serve as a special strategic advisor to our Asia Pacific business. As a result of this engagement, the Board concluded that Mr. Jiang was no longer independent under applicable SEC and Nasdaq rules, and he stepped down from the Committee.

2025 Proxy Statement	– 52 –

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, on the recommendation of the Audit Committee, has approved the selection of BDO USA, P.C. to serve as our independent registered public accounting firm for the fiscal year ending January 2, 2026.

Although this appointment is not required to be submitted to a vote of the shareholders, the Audit Committee believes it is appropriate as a matter of good corporate governance to request that the shareholders ratify the appointment. If the shareholders do not ratify the appointment, which requires the affirmative vote of the holders of a majority of the voting power of the shares of the common stock present in person or by proxy, and entitled to vote on such proposal, the Board of Directors will consider the selection of another independent registered public accounting firm, but may still appoint BDO USA, P.C. if it determines that doing so is in the best interests of the Company and its shareholders. Even if shareholders ratify the appointment, the Board of Directors may exercise its discretion to select another firm if doing so is in the best interests of the Company and its shareholders.

Representatives of BDO USA, P.C., which served as the independent registered public accounting firm for STAAR for fiscal year 2024, have been invited to attend the Annual Meeting. STAAR expects representatives of BDO to be available at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services provided by BDO USA, P.C. related to fiscal year 2024 and fiscal year 2023, all of which the Audit Committee pre-approved:

	2024	2023

Audit Fees(1)	$1,857,816	$1,798,514
Audit-Related Fees(2)	25,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,882,816	$1,798,514

(1)
Both 2024 and 2023 Audit Fees include: (i) the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) the audit of management’s report on the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; (iii) reviews of the interim condensed Consolidated Financial Statements included in our quarterly reports on Form 10-Q; and (iv) comfort letters, consents and other services.
(2)
Audit-Related Fees were for audits of our employee benefit plan.

2025 Proxy Statement	– 53 –

– Proposal No. 2: Ratification of Independent Registered Public Accounting Firm –

The Audit Committee administers STAAR’s engagement of BDO USA, P.C. and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO USA, P.C. and whether, for reasons of efficiency or convenience, it is in the best interest of STAAR to engage its independent registered public accounting firm to perform the services. The Audit Committee has determined that performance by BDO USA, P.C. of the non-audit services related to the fees shown in the table above did not affect that firm’s independence. BDO USA, P.C. does not currently provide any non-attest services.

Prior to engagement, the Audit Committee pre-approves all independent auditor services, and the Audit Committee pre-approved all fees and services of BDO USA, P.C., for work done in 2024 and 2023. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STAAR’s Board of Directors recommends a vote “FOR” the ratification of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending January 2, 2026.

2025 Proxy Statement	– 54 –

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background to the Advisory Vote

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement (a “say-on-pay” vote). We currently solicit this vote on an annual basis. In an advisory vote at the 2024 Annual Meeting, shareholders representing 83% of the shares present in person or by proxy and entitled to vote on the proposal approved the compensation of our named executive officers.

Board of Directors Recommendation

As stated in our Compensation Discussion and Analysis, our compensation program is designed to reward our executives for meeting or exceeding corporate financial and non-financial goals and also individual objectives.

The Board of Directors believes that STAAR has been able to attract and retain personnel with a high level of professional skill and experience partly because of the value its executives have placed on the potential growth in value of their equity compensation if their efforts to improve STAAR’s business succeed.

In 2024, we continued to award a significant proportion of our named executive officers’ total compensation in the form of variable, at-risk compensation, either through annual performance-based cash incentives or equity awards.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 24, before voting to approve the compensation of our named executive officers on the following resolution:

“Resolved, that the shareholders of STAAR Surgical Company (“STAAR”) approve, on an advisory basis, the compensation of STAAR’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in STAAR’s 2025 Proxy Statement.”

While the vote does not bind the Board of Directors to any particular action, the Board of Directors and the Compensation Committee value the input of the shareholders and will take into account the outcome of this vote in considering future compensation arrangements. We currently hold an annual say-on-pay advisory vote, and our next advisory vote on executive compensation following this vote will be held at our 2026 Annual Meeting of Shareholders.

STAAR’s Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

2025 Proxy Statement	– 55 –

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 27, 2024, which contains our consolidated financial statements of STAAR for that period, accompanies this proxy statement but is not a part of our soliciting materials.

We will provide shareholders, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 27, 2024, along with the exhibits thereto, if the shareholder submits a written request to STAAR Surgical Company, c/o Office of the Corporate Secretary, 25510 Commercentre Drive, Lake Forest, CA 92630. The Company’s Annual Report on Form 10-K and the exhibits thereto are available at no charge on the SEC’s website, www.sec.gov. STAAR’s Annual Report on Form 10-K is also available on STAAR’s website at www.staar.com. This website reference is not intended to function as a hyperlink and the information contained on STAAR’s website, wherever referenced, is not a part of this Proxy Statement.

By Order of the Board of Directors, STAAR Surgical Company

Nathaniel Sisitsky, Esq.
Chief Legal Officer and Corporate Secretary
Lake Forest, California
April 24, 2025

2025 Proxy Statement	– 56 –

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why are you providing this Proxy Statement?
A:

The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a shareholder at the close of business on April 22, 2025—the “Record Date” for the Annual Meeting—and as such you are entitled to vote at the meeting. STAAR has made the Proxy Statement and related materials available to you on the Internet, in connection with this solicitation.

Q:	When and where is the Annual Meeting? Can I attend in person?
A:	The Annual Meeting will be held as a live audio webcast via the internet. You will not be able to attend the Annual Meeting in person.

Meeting Date: June 18, 2025	Meeting Time: 8:30 a.m. Pacific Time	Meeting Place: Virtual via the internet

Q:	What is the purpose of the Annual Meeting?
Stockholders are being asked to vote on each of the following proposals at the Annual Meeting:
Proposal 1—Elect six director nominees named in this proxy statement
Proposal 2—Ratify the appointment of the Company’s independent registered public accounting firm
Proposal 3—Approve, on a non-binding advisory basis the compensation of the Company’s named executive officers (“say-on-pay”)
Q:	What is included in the proxy materials that I should read?
A:	The proxy materials include the following:
• Notice of Annual Meeting of Shareholders; • Proxy Statement; and • our Annual Report on Form 10-K for the year ended December 27, 2024.
Q:	What is the voting requirement to elect the directors and to approve each of the proposals?
A:

The vote required for each proposal is as follows:

For Proposal No. 1, directors will be elected by a plurality of votes of the shares that are represented in person or by proxy at the meeting and entitled to vote on the election of directors. This means the six director nominees receiving the highest number of affirmative votes will be elected as directors. Votes withheld and broker non-votes will have no effect on this proposal. Although directors may be elected by a plurality of votes, if an incumbent director receives a greater number of votes “WITHHELD” than votes “FOR” election, the director is required to tender their resignation to the Board for its consideration in accordance with STAAR’s Director Resignation Policy (described further on page 10).

For Proposal No. 2, the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of the common stock present in person or by proxy and

2025 Proxy Statement	– 57 –

– Questions and Answers About the Annual Meeting and Voting –

entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. We do not expect there to be any broker non-votes on this proposal.

For Proposal No. 3, the approval on a non-binding advisory basis of the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of the common stock present in person or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on this proposal.

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
1. Election of directors	For each nominee	Plurality of votes	Votes withheld and broker non-votes have no effect
2. Ratification of auditors	For	Majority of votes present in person or by proxy and entitled to vote thereon	Abstentions have the effect of a vote against; brokers are expected to be able to vote in their discretion
3. Compensation of named executive officers (“say-on-pay”)	For	Majority of votes present in person or by proxy and entitled to vote thereon	Abstentions have the effect of a vote against; broker non-votes have no effect

Q:	What are “broker non-votes”?
A:

If a beneficial owner who holds shares in “street name” through a broker, bank or other nominee fails to give voting instructions to such broker, bank or other nominee for any matters submitted to shareholders at the 2025 Annual Meeting, such broker, bank or other nominee will be able to vote the beneficial owner’s shares on routine proposals, but may not vote the shares on non-routine proposals. Proposal Nos. 1 and 3 are expected to be considered non-routine matters and consequently, brokers are not expected to be able to vote uninstructed shares on these proposals. Proposal No. 2 is expected to be considered a routine matter and consequently, brokers are expected to be able to vote uninstructed shares on this proposal. When a broker, bank or other nominee votes a client’s shares on routine proposals, those shares are counted for purposes of establishing a quorum for the meeting and for purposes of determining whether a routine proposal is approved, but they will not be counted toward the approval of non-routine proposals as to which brokers, banks and other nominees are not entitled to vote. These missing votes with respect to such non-routine proposals are called “broker non-votes.” Note that whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker how to vote your shares on all proposals to ensure that your vote is counted.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:

If your shares of STAAR common stock are registered directly in your name with STAAR’s transfer agent, Equiniti Trust Company (formerly American Stock Transfer & Trust Company), you are a shareholder of record with respect to those shares.

If you hold shares in a stock brokerage account or through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by the various methods described below.

2025 Proxy Statement	– 58 –

– Questions and Answers About the Annual Meeting and Voting –

Q:	How do I vote before the Annual Meeting?
A:

There are three ways to vote before the meeting:

•
By Internet. If you have Internet access, we encourage you to submit a proxy to vote on www.proxyvote.com by following instructions on the proxy card or Notice of Internet Availability of Proxy Materials. If you are a beneficial owner, the availability of online voting may depend on the voting procedures of the organization that holds your shares.
•
By telephone. If you received your proxy material by mail, you may vote by making a toll-free telephone call from the U.S. or Canada to 1-800-690-6903. If you are a beneficial owner, the availability of phone voting may depend on the voting procedures of the organization that holds your shares.
•
By mail. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Please see the instructions for making such a request on the Notice of Availability of Proxy Materials. You must mark, sign, and date your proxy card or voting instruction form and return it in the postage-paid envelope.

Q:	How can I vote during the Annual Meeting?
A:

You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/STAA2025 and following the instructions on the Annual Meeting website. If you are a shareholder of record, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card to attend and vote during the Annual Meeting. If you are a beneficial owner who holds shares in “street name” through a broker, bank or other nominee and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares through the http://www.proxyvote.com website, then you may attend and vote during the Annual Meeting using the 16-digit control number included on that voting instruction form or notice. Otherwise, beneficial owners should contact their broker, bank or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a "legal proxy" in order to be able to attend and participate in the Annual Meeting.

The Board of Directors recommends that you grant a proxy via the Internet, telephone or by mail prior to the Annual Meeting in case you are later unable to vote yourself during the Annual Meeting to ensure that your shares will be represented and voted. All properly executed and valid proxies will be voted at the Annual Meeting in accordance with the instructions provided by the shareholder granting the proxy. If you are a shareholder of record and submit a properly executed proxy but do not indicate your voting instructions, your shares will be voted as recommended by the Board of Directors in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares at the new meeting date, unless you properly revoke your proxy prior to such time as described below.

Q:	How many votes do I have?
A:	You are entitled to one vote for each share of common stock that you hold.
Q:	Can I cumulate votes for the election of directors?
A:

No, STAAR’s Certificate of Incorporation does not provide for cumulative voting for the election of directors. This means you have one vote for each share entitled to vote at the Annual Meeting for each of the six seats subject to election.

2025 Proxy Statement	– 59 –

– Questions and Answers About the Annual Meeting and Voting –

Q:	What can I do if I change my mind after I submit a proxy to vote my shares?
A:

If you change your mind after you submit your proxy to vote your shares, you can revoke your proxy before the Annual Meeting by any of the following methods:

•
By submitting a later-dated proxy with revised voting instructions over the Internet, by telephone or by mail before the shares are voted at the meeting (provided that proxies submitted over the Internet or by telephone will only be accepted until 11:59 p.m. Eastern Time on June 17, 2025)—only your last valid proxy will be counted.
•
By delivering a written notice to STAAR’s Corporate Secretary at any time before your proxy is voted at the Annual Meeting revoking your proxy. Such notices should be mailed to the following address: Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, California, 92630.
•
By attending the Annual Meeting and voting electronically during the Annual Meeting. For information about voting during the Annual Meeting, please refer to the answer under the question “How can I vote during the Annual Meeting?” Simply attending the Annual Meeting will not, by itself, revoke your proxy.
•
If you are a beneficial holder, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote electronically during the Annual Meeting, as discussed above.

Q:	Who will count the vote?
A:	An automated system operated by Broadridge Financial Solutions, Inc. will tabulate the votes and submit the results to officers of STAAR who will be designated as the inspectors of election.
Q:	What constitutes a quorum?
A:

As of the Record Date, 49,526,129 shares of common stock of STAAR were issued and outstanding. A majority of the outstanding shares, or 24,763,066 shares, present in person or represented by proxy at the meeting, entitled to vote thereat, constitutes a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. Shareholders of record that submit a properly executed and valid proxy will have their shares counted towards the quorum. Shares voted on any Proposal, including abstentions, are also included in establishing a quorum.

Q:	Who can attend the Annual Meeting?
A:

Any shareholder as of the Record Date may attend the Annual Meeting. On the day of the Annual Meeting, shareholders or their legal proxy holders must visit www.virtualshareholdermeeting.com/STAA2025 to attend and participate in the Annual Meeting, including to vote and submit questions on proposals during the meeting. Shareholders will need the control number found on their proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials they previously received, or otherwise provided to them by the broker, bank or other nominee who holds their shares, to submit questions and vote at the Annual Meeting.

Shareholders may submit questions during the Annual Meeting. Questions may be submitted during the Annual Meeting at www.virtualshareholdermeeting.com/STAA2025. We will try to answer as many questions as possible during the time scheduled. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group the questions together and provide a single response to avoid repetition. Additional information regarding the question-and-answer process will be available in the Rules and Procedures for the Conduct of STAAR Surgical Company’s 2025 Annual Meeting, which will be posted at the virtual Annual Meeting website during the Annual Meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page for the Annual Meeting.

2025 Proxy Statement	– 60 –

– Questions and Answers About the Annual Meeting and Voting –

Q:	What authority does my broker have to vote my shares?
A:

If you are a beneficial owner holding your shares through a broker, bank or other nominee, and you do not submit voting instructions to your broker, bank or nominee, the broker, bank or other nominee has the ability to vote your shares at the Annual Meeting on matters that are defined as “routine” under applicable rules. We expect that the ratification of the selection of BDO USA, P.C. to serve as our independent registered public accountants will be considered a routine matter. We do not expect that any of the other proposals at the Annual Meeting will be considered routine and that therefore your broker, bank or other nominee will not have authority to vote on such proposals without your instruction. Note that whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority.

Q:	What happens if a nominee for director is unable to serve?
A:

If a nominee becomes unavailable for election—a circumstance we do not expect—the Proxy holders may vote for a substitute nominee designated by the Board of Directors, unless the Board of Directors decides to decrease the size of the Board.

Q:	When are shareholder proposals submitted for inclusion in the proxy statement due for the 2026 Annual Meeting?
A:

If a shareholder seeks to include a proposal in the proxy statement for STAAR’s 2026 Annual Meeting, our Corporate Secretary must receive the proposal at our offices at 25510 Commercentre Drive, Lake Forest, CA 92630 no later than December 25, 2025 in a form that complies with the regulations of the Securities and Exchange Commission (the “SEC”). If we advance or delay the date of the 2026 Annual Meeting by more than 30 days from the anniversary date of the 2025 Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2026 Annual Meeting must be received by us within a reasonable time before STAAR begins to print and mail the proxy statement for the 2026 Annual Meeting. If we determine that the date of the 2026 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary date of the 2025 Annual Meeting, we will disclose the change in the earliest practicable Annual Report on Form 10-K, Quarterly Report on Form 10-Q or in a Current Report on Form 8-K.

Q:	Can shareholders propose individuals to be considered as nominees and other business to be considered for the 2026 Annual Meeting, but not included in the proxy statement?
A:

Our Bylaws provide that shareholders may nominate candidates for the Board of Directors or present other business at our annual meeting if they have given timely written notice (meeting the informational requirements specified in our Bylaws, including information required under Rule 14a-19) to the Corporate Secretary of STAAR, at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. To be timely, a shareholder’s notice nominating a candidate for the 2026 Annual Meeting must be delivered to the Corporate Secretary of STAAR at our offices at 25510 Commercentre Drive, Lake Forest, CA 92630 no earlier than February 18, 2026, and no later than March 20, 2026. Shareholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of nominations and shareholder proposals.

Q:	Who bears the costs of soliciting proxies?
A:

STAAR will bear the costs of this solicitation, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in this solicitation of proxies. We expect officers and regular employees of STAAR to communicate with shareholders, banks, brokerage houses, custodians, nominees and others by telephone, facsimile, email or in person to request that proxies be furnished. No additional compensation will be paid for these services. We will reimburse banks, brokerage firms and other persons representing beneficial owners of common stock for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners.

2025 Proxy Statement	– 61 –

– Questions and Answers About the Annual Meeting and Voting –

Q:	Will other business be presented at the Annual Meeting?
A:

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration at the Annual Meeting other than those matters described in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the Proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board of Directors, and the authority to do so is included in the Proxy.

Q:	Can I obtain copies of the Board committee charters and other governance documents on STAAR’s website?
A:

STAAR’s website home page is http://staar.com. In the Investor Information—Corporate Governance area of the website you can find our corporate governance documents, including the following documents:

•
Audit Committee Charter;
•
Compensation Committee Charter;
•
Nominating and Governance Committee Charter;
•
Code of Business Conduct and Ethics; and
•
Corporate Governance Guidelines.

Q:	What is “householding”?
A:

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding STAAR common stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and proxy statement or notice of internet availability of proxy materials that are delivered until such time as one or more of these shareholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of these materials mailed to you, please submit a request, either in writing or by phone, by contacting us in writing at Office of the Corporate Secretary, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, CA 92630, or calling us at (626) 303-7902, and we will promptly send you what you have requested. You can also contact our Corporate Secretary at the address or telephone number noted previously if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Q:	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish the final results by filing a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting.

2025 Proxy Statement	– 62 –

APPENDIX

NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes information regarding our Adjusted EBITDA per share, which is a performance metric in our executive compensation program. Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP financial measures. Management uses Adjusted EBITDA and Adjusted EBITDA per share in its evaluation of Company operating performance and believes investors will find it useful in evaluating the Company’s operating performance, including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per share, the Company further adjusts for stock-based compensation expense. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.

The following table contains a reconciliation of Adjusted EBITDA and Adjusted EBITDA per share to Net Income (Loss) and Net Income (Loss) per share, respectively (unaudited, $ in thousands except per share amounts) for the year ended December 27, 2024:

2024
Net income (loss) - (as reported)	$(20,208)
Provision (benefit) for income taxes	11,156
Other (income) expense, net	(3,559)
Depreciation	6,891
(Gain) loss on disposal of property plant and equipment(2)	1,694
Stock-based compensation	27,210
Adjusted EBITDA	$23,184

Net income (loss) per share, diluted - (as reported)	$(0.41)
Provision (benefit) for income taxes	0.22
Other (income) expense, net	(0.07)
Depreciation	0.14
(Gain) loss on disposal of property plant and equipment(2)	0.03
Stock-based compensation	0.55
Adjusted EBITDA per share, diluted(1)	$0.47

Weighted average shares outstanding - Diluted	49,597

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(1) Adjusted EBITDA per diluted share may not add due to rounding.

(2) Reflects the non cash write-off of $1.6M in Q3 2024 related to the former EVO Experience Center.

STAAR SURGICAL COMPANY 25510 COMMERCENTRE DRIVE LAKE FOREST, CA 92630 ATTN: CORPORATE SECRETARY SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 17, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/STAA2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 17, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V74207-P32097 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. STAAR SURGICAL COMPANY For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1.Election of Directors. Nominees: 01) Arthur C. Butcher 02) Stephen C. Farrell 03) Wei Jiang 04) Louis E. Silverman 05) Elizabeth Yeu, MD 06) Lilian Y. Zhou The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2.Ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending January 2, 2026. 3.Non-binding advisory vote to approve the compensation of our named executive officers. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. V74208-P32097 STAAR SURGICAL COMPANY Annual Meeting of Shareholders June 18, 2025, at 8:30 AM PDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen Farrell and Nathaniel Sisitsky, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all of the shares of common stock of STAAR SURGICAL COMPANY held of record by the undersigned at the close of business on April 22, 2025, at the Annual Meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in accordance with the judgment of the proxy holders on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side